                                                                EXHIBIT 99(a)(1)

                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
                                       OF

                       INTEGRATED SENSOR SOLUTIONS, INC.
                                       AT

                              $8.05 NET PER SHARE
                                       BY

                         SENSOR ACQUISITION CORPORATION
                        A DIRECT WHOLLY-OWNED SUBSIDIARY
                                       OF

                         TEXAS INSTRUMENTS INCORPORATED
                          ---------------------------
         THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,
              NEW YORK CITY TIME, ON FRIDAY, JUNE 4, 1999, UNLESS
                             THE OFFER IS EXTENDED.
                          ---------------------------
THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED
 AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER A NUMBER OF SHARES (AS DEFINED HEREIN) WHICH CONSTITUTES AT LEAST A MAJORITY OF THE SHARES OUTSTANDING
     ON A FULLY DILUTED BASIS. THE OFFER IS ALSO SUBJECT TO OTHER TERMS AND
                       CONDITIONS. SEE SECTIONS 1 AND 14.

                          ---------------------------
THE BOARD OF DIRECTORS OF INTEGRATED SENSOR SOLUTIONS, INC. (THE "COMPANY") HAS
 UNANIMOUSLY APPROVED THE MERGER AGREEMENT, THE OFFER, AND THE MERGER (EACH AS DEFINED HEREIN), AND HAS DETERMINED THAT THE OFFER AND THE MERGER ARE FAIR TO,
    ADVISABLE, AND IN THE BEST INTERESTS OF, THE COMPANY'S STOCKHOLDERS, AND UNANIMOUSLY RECOMMENDS THAT THE COMPANY'S STOCKHOLDERS ACCEPT THE OFFER AND
                       TENDER THEIR SHARES IN THE OFFER.

                          ---------------------------
                                   IMPORTANT

     Any stockholder desiring to tender all or any portion of his or her shares of common stock, par value $.001 per share, of the Company (the "Shares") should either (i) complete and sign the Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal and mail or deliver it together with the certificate(s) evidencing tendered Shares, and any other required documents, to the Depositary, or tender such Shares pursuant to the procedures for book-entry transfer set forth in Section 3, or (ii) request such stockholder's broker, dealer, commercial bank, trust company, or other nominee to effect the transaction for such stockholder. A stockholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company, or other nominee must contact such broker, dealer, commercial bank, trust company, or other nominee if such stockholder desires to tender such Shares.

     Any stockholder who desires to tender Shares and whose certificates evidencing such Shares are not immediately available or who cannot comply with the procedures for book-entry transfer described in this Offer to Purchase on a timely basis may tender such Shares by following the procedures for guaranteed delivery set forth in Section 3.

     Questions and requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other tender offer materials may be directed to the Information Agent at its address and telephone number set forth on the back cover of this Offer to Purchase. A stockholder may also contact brokers, dealers, commercial banks, trust companies and other nominees for assistance concerning the Offer.
                          ---------------------------
                    THE INFORMATION AGENT FOR THE OFFER IS:
                          [GEORGESON & CO, INC. LOGO]
May 7, 1999

                               TABLE OF CONTENTS

                                                                    PAGE
                                                                    ----
INTRODUCTION.....................................................     1
1.   TERMS OF THE OFFER..........................................     3
2.   ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES...............     4
3.   PROCEDURES FOR TENDERING SHARES.............................     5
4.   WITHDRAWAL RIGHTS...........................................     8
5.   CERTAIN FEDERAL INCOME TAX CONSEQUENCES.....................     8
6.   PRICE RANGE OF SHARES; DIVIDENDS ON THE SHARES..............     9
7.   EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES; NASDAQ
     TRADING; EXCHANGE ACT REGISTRATION; MARGIN SECURITIES.......    10
8.   CERTAIN INFORMATION CONCERNING THE COMPANY..................    10
9.   CERTAIN INFORMATION CONCERNING THE PURCHASER AND PARENT.....    12
10.  SOURCE AND AMOUNT OF FUNDS..................................    13
11.  BACKGROUND OF THE OFFER; CONTACTS WITH THE COMPANY..........    13
12.  PURPOSE OF THE OFFER AND THE MERGER; PLANS FOR THE COMPANY;
     MERGER AGREEMENT; STOCKHOLDERS AGREEMENT; CONFIDENTIALITY
     AGREEMENT; OTHER MATTERS....................................    14
13.  DIVIDENDS AND DISTRIBUTIONS.................................    27
14.  CONDITIONS TO THE OFFER.....................................    28
15.  CERTAIN LEGAL MATTERS.......................................    29
16.  FEES AND EXPENSES...........................................    31
17.  MISCELLANEOUS...............................................    31
SCHEDULE I -- INFORMATION CONCERNING DIRECTORS AND EXECUTIVE
              OFFICERS OF PARENT AND THE PURCHASER...............   I-1

TO THE HOLDERS OF COMMON STOCK OF
INTEGRATED SENSOR SOLUTIONS, INC.:

                                  INTRODUCTION

     Sensor Acquisition Corporation, a Delaware corporation (the "Purchaser"), and a direct wholly-owned subsidiary of Texas Instruments Incorporated, a Delaware corporation ("Parent"), hereby offers to purchase all outstanding shares (the "Shares") of common stock, par value $.001 per share (the "Company Common Stock"), of Integrated Sensor Solutions, Inc., a Delaware corporation (the "Company"), at $8.05 per Share, net to the seller in cash (the "Offer Price"), without interest, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer").

     Tendering stockholders will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the purchase of Shares by the Purchaser pursuant to the Offer. The Purchaser will pay all reasonable fees and expenses of ChaseMellon Shareholder Services, L.L.C., which is acting as the depositary (the "Depositary"), and Georgeson & Company Inc., which is acting as the information agent (the "Information Agent"), incurred in connection with the Offer. See Section 16.

     The Offer is conditioned upon, among other things, there having been validly tendered and not withdrawn prior to the expiration of the Offer a number of Shares which, together with any Shares beneficially owned by Parent or the Purchaser, represent at least a majority of the Shares outstanding on a fully diluted basis (the "Minimum Condition"). See Section 14.

     The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of May 3, 1999 (the "Merger Agreement"), by and among the Company, Parent, and the Purchaser. The Merger Agreement provides that, among other things, following the consummation of the Offer and the satisfaction or waiver of the other conditions set forth in the Merger Agreement, the Purchaser will be merged with and into the Company (the "Merger"). Following the Merger, the Company will continue as the surviving corporation and will be a direct wholly-owned subsidiary of Parent. At the effective time of the Merger (the "Effective Time"), each outstanding Share (other than Shares owned by Parent, the Purchaser or any of their respective affiliates and Shares held by stockholders who have demanded and perfected dissenter's rights under the Delaware General Corporation Law, as amended (the "DGCL")), will be converted into the right to receive the Offer Price in cash, without interest (referred to herein as the "Merger Consideration"). See Section 12.

     THE BOARD OF DIRECTORS OF THE COMPANY (THE "COMPANY BOARD") HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT, THE OFFER, AND THE MERGER, AND HAS DETERMINED THAT THE OFFER AND THE MERGER ARE FAIR TO, ADVISABLE, AND IN THE BEST INTERESTS OF, THE COMPANY'S STOCKHOLDERS, AND UNANIMOUSLY RECOMMENDS THAT THE COMPANY'S STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES IN THE OFFER.

     Cruttenden Roth Incorporated ("CRI"), the Company's financial advisor, has delivered to the Company Board its written opinion, dated May 3, 1999, that, as of such date and based upon and subject to the matters set forth therein, the cash consideration to be received by the Company's stockholders (other than Parent and its affiliates) pursuant to the Offer and the Merger are fair, from a financial point of view, to such stockholders. A copy of the opinion of CRI is contained in the Company's Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9") filed with the Securities and Exchange Commission (the "Commission") in connection with the Offer. A copy of the Schedule 14D-9 is being furnished to the Company's stockholders herewith.

     The Merger Agreement provides that, as promptly as practicable after the satisfaction or waiver of the conditions to the Offer, the Purchaser will accept for payment and pay for all Shares validly tendered pursuant to the Offer, which could be as early as immediately following 12:00 Midnight, New York City time, on Friday, June 4, 1999; provided that, if, immediately prior to the latest expiration date of the Offer permitted by the Merger Agreement, the number of Shares validly tendered and not withdrawn pursuant to the Offer is less than 90% of the outstanding Shares, the Purchaser may extend the Offer for a period not to exceed 20 business days and, on the terms of, and subject to the satisfaction or waiver of the conditions to, the Offer, shall accept for payment and pay for Shares validly tendered as promptly as practicable after the expiration of such period. The Merger Agreement provides that if all of the conditions to the Offer are not satisfied or waived on the initial expiration date of the Offer, or any extension thereof, then, provided that all such conditions are reasonably capable of being satisfied prior to October 31, 1999, Parent and the Purchaser shall extend the Offer from time to time until such conditions are satisfied or waived, provided that Parent and the Purchaser shall not be required to extend the Offer beyond October 31, 1999. In addition, the Offer Price may be increased and the Offer may be extended to the extent required by law in connection with such increase, in each case without the consent of the Company. The Offer will not remain open following the time Shares are accepted for payment. As used in this Offer to Purchase, "business day" has the meaning set forth in Rule 14d-1 under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

     The Merger Agreement provides that promptly after (i) the purchase of and payment for Shares by the Purchaser and its affiliates as a result of which the Purchaser and its affiliates own beneficially at least a majority of the outstanding Shares and (ii) compliance with Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, whichever occurs later, Parent shall be entitled to designate such number of directors, rounded up to the next whole number, on the Company Board as will give Parent representation on the Company Board equal to the product of the total number of directors on the Company Board multiplied by the percentage that the aggregate number of Shares beneficially owned by the Purchaser, Parent, and any of their affiliates (including Shares accepted for payment) bears to the total number of Shares then outstanding. Pursuant to the Merger Agreement, the Company has agreed to either increase the size of the Company Board or secure the resignations of such number of its incumbent directors as is necessary to enable Parent's designees to be so elected and to cause Parent's designees to be elected as directors of the Company. Notwithstanding the foregoing, Parent, the Purchaser and the Company have agreed to use their respective reasonable best efforts to ensure that, until the Effective Time, the Company Board shall continue to have at least two Continuing Directors as defined under "Merger Agreement" in Section 12.

     Concurrently with the execution of the Merger Agreement, the Purchaser entered into a Stockholders Agreement dated as of May 3, 1999 (the "Stockholders Agreement") with Manher D. Naik, Donald Paulus, Ramesh Sirsi, David Satterfield, Nagano Keiki Co., Ltd., Breed Technologies, Inc., WK Technology Funds, and Vinod
K. Sood, Sood Family Trust dated 5/14/90 (collectively, the "Selling Stockholders"), who own, in the aggregate, 1,948,480 shares (or approximately 22.3% of the outstanding Shares calculated on a fully-diluted basis). Pursuant to the Stockholders Agreement, the Selling Stockholders have agreed to validly tender and not withdraw all Shares beneficially owned by them into the Offer. Pursuant to the Stockholders Agreement, each Selling Stockholder has also agreed to (i) vote all Shares that such Selling Stockholder is entitled to vote to approve and adopt the Merger Agreement, the Merger and all agreements relating thereto and (ii) not vote any Shares that such Selling Stockholder is entitled to vote in favor of any competing acquisition proposals in respect of the Company or any extraordinary transactions involving the Company (such as the reorganization, recapitalization, liquidation, or winding up of the Company). Each Selling Stockholder has also granted the Purchaser an irrevocable proxy pursuant to the Stockholders Agreement to vote the Shares beneficially owned by such Selling Stockholder in the manner contemplated in the foregoing sentence. See "Stockholders Agreement" in Section 12.

     The consummation of the Merger is subject to the satisfaction or waiver of certain conditions, including, if required by law, the approval and adoption of the Merger Agreement by the requisite vote of the Company's stockholders. See
Section 12. Under the DGCL, the affirmative vote of the holders of a majority of the outstanding Shares is required to approve and adopt the Merger Agreement. Consequently, if the Purchaser acquires (pursuant to the Offer or otherwise) at least a majority of the then outstanding Shares, the Purchaser will have sufficient voting power to approve and adopt the Merger Agreement without the vote of any other stockholder. If the Purchaser acquires at least 90% of the outstanding Shares (pursuant to the Offer or otherwise), the Purchaser will be able to effect the Merger pursuant to the "short form" merger provisions of
Section 253 of the DGCL, without prior notice to, or any action by, any other stockholder. Parent has agreed to vote, or cause to be voted, all Shares owned by Parent, the Purchaser or any of their subsidiaries and affiliates in favor of the approval of the Merger and the adoption of the Merger Agreement.

     According to the Company, as of April 28, 1999, there were 7,713,082 Shares issued and outstanding, 728,248 Shares reserved for issuance upon the exercise of outstanding options granted under the Company's stock option plans and 308,566 Shares reserved for issuance upon the exercise of outstanding warrants to purchase Company Common Stock. For purposes of the Offer, "fully diluted basis" assumes that all options and warrants are exercised for Shares. Based upon the foregoing information, the Minimum Condition would be satisfied if 4,374,949 Shares were validly tendered.

     THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE IN RESPECT OF THE OFFER.

1. TERMS OF THE OFFER

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), the Purchaser will accept for payment and pay for all Shares which are validly tendered prior to the Expiration Date and not withdrawn in accordance with Section 4. The term "Expiration Date" means 12:00 Midnight, New York City time, on Friday, June 4, 1999, unless and until the Purchaser (subject to the terms of the Merger Agreement) shall have extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by the Purchaser, shall expire.

     The Offer is conditioned upon, among other things, satisfaction of the Minimum Condition. See Section 14, which sets forth in full the conditions to the Offer. If the Minimum Condition is not satisfied or any or all of the other events set forth in Section 14 shall have occurred prior to the Expiration Date, the Purchaser reserves the right (but shall not be obligated) to, subject to the terms of the Merger Agreement, (i) decline to purchase any of the Shares tendered in the Offer and terminate the Offer and return all tendered Shares to the tendering stockholders, (ii) waive any or all conditions to the Offer, to the extent permitted by applicable law and the provisions of the Merger Agreement, and, subject to complying with applicable rules and regulations of the Commission, purchase all Shares validly tendered, (iii) extend the Offer and, subject to the right of stockholders to withdraw Shares until the Expiration Date, retain the Shares which have been tendered during the period or periods for which the Offer is extended or (iv) amend the Offer. The Merger Agreement provides that the Purchaser will not, without the prior written consent of the Company, decrease the Offer Price, decrease the number of Shares sought in the Offer, amend or waive the Minimum Condition, change the form of the consideration offered for the Shares, amend any other term or condition of the Offer in any manner adverse to the holders of Shares, impose additional conditions to the Offer or extend the Expiration Date. Notwithstanding the foregoing, the Merger Agreement provides that if all of the conditions to the Offer are not satisfied or waived on the initial expiration date of the Offer, or any extension thereof, then, provided that all such conditions are reasonably capable of being satisfied prior to October 31, 1999, Parent and the Purchaser shall extend the Offer from time to time until such conditions are satisfied or waived, provided that Parent and the Purchaser shall not be required to extend the Offer beyond October 31, 1999. Also, notwithstanding that the Purchaser has agreed to accept for payment and pay for all Shares validly tendered pursuant to the Offer as promptly as practicable after the satisfaction or waiver of the conditions to the Offer, if, immediately prior to the latest expiration date of the Offer permitted by the Merger Agreement, the number of Shares validly tendered and not withdrawn pursuant to the Offer is less than 90% of the outstanding Shares, the Purchaser may extend the Offer for a period not to exceed 20 business days and, on the terms of, and subject to the satisfaction or waiver of the conditions to, the Offer, shall accept for payment and pay for Shares validly tendered as promptly as practicable after the expiration of such period. In addition, the Offer Price may be increased and the Offer may be extended to the extent required by law in connection with such increase, in each case without the consent of the Company.

     The Purchaser expressly reserves the right, in its sole discretion, at any time or from time to time, subject to the terms of the Merger Agreement and regardless of whether or not any of the events set forth in

Section 14 shall have occurred, (i) to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and the payment for, any Shares, by giving oral or written notice of such extension to the Depositary and (ii) to amend the Offer in any respect by giving oral or written notice of such amendment to the Depositary. The rights reserved by the Purchaser in this paragraph are in addition to the Purchaser's rights to terminate the Offer pursuant to Section 14. Any extension, amendment, or termination will be followed as promptly as practicable by public announcement thereof, the announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date in accordance with Rules 14d-4(c), 14d-6(d), and 14e-1(d) under the Exchange Act. Without limiting the obligation of the Purchaser under such rules or the manner in which the Purchaser may choose to make any public announcement, the Purchaser currently intends to make announcements by issuing a press release to the Dow Jones News Service.

     If the Purchaser extends the Offer, or if the Purchaser (whether before or after its acceptance for payment of Shares) is delayed in its purchase of or payment for Shares or is unable to pay for Shares pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer, the Depositary may retain tendered Shares on behalf of the Purchaser, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in Section 4. However, the ability of the Purchaser to delay the payment for Shares which the Purchaser has accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by or on behalf of holders of securities promptly after the termination or withdrawal of the Offer. THE PURCHASER SHALL NOT HAVE ANY OBLIGATION TO PAY INTEREST ON THE PURCHASE PRICE FOR TENDERED SHARES, WHETHER OR NOT THE PURCHASER EXERCISES ITS RIGHT TO EXTEND THE OFFER.

     If the Purchaser makes a material change in the terms of the Offer or the information concerning the Offer or waives a material condition of the Offer (including the Minimum Condition, subject to the Merger Agreement), the Purchaser will disseminate additional tender offer materials and extend the Offer to the extent required by Rules 14d-4(c) and 14d-6(d) under the Exchange Act. The minimum period during which the Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the terms or information. In respect of a change in price or a change in percentage of securities sought, a minimum ten business day period is required to allow for adequate dissemination to stockholders and investor response. If, prior to the Expiration Date, the Purchaser should decide to increase the price per Share being offered in the Offer, such increase will be applicable to all stockholders whose Shares are accepted for payment pursuant to the Offer. The Merger Agreement provides that, without the Company's consent, the Purchaser will not decrease the price or the number of Shares sought in the Offer.

     The Company has provided to the Purchaser its list of stockholders and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal and other relevant materials will be mailed to record holders of Shares and furnished to brokers, dealers, commercial banks, trust companies, and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

2. ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), the Purchaser will purchase, by accepting for payment, and will pay for, all Shares validly tendered prior to the Expiration Date (and not properly withdrawn in accordance with Section 4) as promptly as practicable after the later to occur of (i) the Expiration Date and (ii) the satisfaction or waiver of the conditions set forth in Section 14. Subject to the applicable rules of the Commission and the terms of the Merger Agreement, the Purchaser expressly reserves the right to delay acceptance for payment of, or payment for, Shares in order to comply, in whole or in part, with any applicable law, including the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"). See Sections 14 and 15.

     In all cases, payment for Shares purchased pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates evidencing such Shares ("Stock Certificates") or timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") of such Shares into the Depositary's account at The Depository Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedures set forth in Section 3, (ii) a properly completed and duly executed Letter of Transmittal (or facsimile thereof) or, in the case of a book-entry transfer, an Agent's Message (as defined below), and (iii) any other documents required by the Letter of Transmittal.

     The term "Agent's Message" means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of the Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Purchaser may enforce such agreement against the participant.

     For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, tendered Shares if, as, and when the Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance of such Shares for payment. In all cases, payment for Shares accepted pursuant to the Offer will be made by deposit of the purchase price with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from the Purchaser and transmitting payments to such tendering stockholders. If, for any reason, acceptance for payment of any Shares tendered pursuant to the Offer is delayed, or the Purchaser is unable to accept for payment Shares tendered pursuant to the Offer, then, without prejudice to the Purchaser's rights under Section 14, the Depositary may, nevertheless, on behalf of the Purchaser, retain tendered Shares, and such Shares may not be withdrawn, except to the extent that the tendering stockholders are entitled to withdrawal rights as described in Section 4 and as otherwise required by Rule 14e-1(c) under the Exchange Act. UNDER NO CIRCUMSTANCES WILL INTEREST ON THE PURCHASE PRICE FOR SHARES BE PAID BY THE PURCHASER, REGARDLESS OF ANY DELAY IN MAKING SUCH PAYMENT.

     Upon the deposit of funds with the Depositary for the purpose of making payments to tendering stockholders, the Purchaser's obligation to make such payment shall be satisfied and tendering stockholders must thereafter look solely to the Depositary for payment of amounts owed to them by reason of the acceptance for payment of Shares pursuant to the Offer.

     If any tendered Shares are not accepted pursuant to the Offer for any reason, or if Stock Certificates are submitted evidencing more Shares than are tendered, Stock Certificates evidencing Shares not purchased or tendered will be returned, without expense to the tendering stockholder (or in the case of Shares tendered by book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedures set forth in Section 3, such Shares will be credited to an account maintained at the Book-Entry Transfer Facility), as promptly as practicable after the expiration, termination, or withdrawal of the Offer.

     The Purchaser reserves the right to transfer or assign, in whole at any time or in part from time to time, to Parent or to one or more of its affiliates, the right to purchase all or a portion of the Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve the Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

3. PROCEDURES FOR TENDERING SHARES

     Valid Tender. For Shares to be validly tendered pursuant to the Offer, a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees, or an Agent's Message (in the case of any book-entry transfer), and any other required documents, must be received by the Depositary at its address set forth on the back cover of this Offer to Purchase prior to the Expiration Date. In addition, either (i) the Stock Certificates evidencing Shares must be received by the Depositary along with the Letter of Transmittal or Shares must be tendered pursuant to the procedures for book-entry transfer described below and a Book-Entry Confirmation must be received by the Depositary, in each case prior to the Expiration Date or
(ii) the tendering stockholder must comply with the guaranteed delivery procedures described below. No alternative, conditional, or contingent tenders will be accepted.

     Book-Entry Transfer. The Depositary will establish an account in respect of the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase, and any financial institution that is a participant in the Book-Entry Transfer Facility's system may make book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures for transfer. However, although delivery of Shares may be effected through book-entry transfer at the Book-Entry Transfer Facility, the Letter of Transmittal (or facsimile thereof), properly completed and duly executed and with any required signature guarantees, or an Agent's Message in connection with a book-entry delivery of Shares, and any other required documents, must, in any case, be transmitted to and received by the Depositary at its address set forth on the back cover of this Offer to Purchase prior to the Expiration Date or the tendering stockholder must comply with the guaranteed delivery procedures described below. DELIVERY OF DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH THE BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

     Signature Guarantees. Signatures on all Letters of Transmittal must be guaranteed by a financial institution (including most commercial banks, savings and loan associations, and brokerage houses) that is a participant in the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program, or the Stock Exchange Medallion Program (each, an "Eligible Institution"), unless the Shares tendered thereby are tendered (i) by a registered holder of Shares who has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal, or (ii) for the account of an Eligible Institution. See Instruction 1 of the Letter of Transmittal.

     If a Stock Certificate is registered in the name of a person other than the person whose signature appears on the Letter of Transmittal, or if payment is to be made, or a Stock Certificate not accepted for payment or not tendered is to be returned, to a person other than the registered holder(s), then the Stock Certificate must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear on the Stock Certificate, with the signature(s) on such Stock Certificate or stock powers guaranteed as described above. See Instructions 1 and 5 of the Letter of Transmittal.

     Guaranteed Delivery. If a stockholder desires to tender Shares pursuant to the Offer and such stockholder's Stock Certificates are not immediately available or time will not permit all required documents to reach the Depositary prior to the Expiration Date, or the procedures for book-entry transfer cannot be completed on a timely basis, such Shares may nevertheless be tendered if all the following conditions are satisfied:

          (i) the tender is made by or through an Eligible Institution;

          (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by the Purchaser herewith, is received by the Depositary prior to the Expiration Date as provided below; and

          (iii) the Stock Certificates for all tendered Shares, in proper form for transfer (or a Book-Entry Confirmation), together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message), and any other documents required by the Letter of Transmittal, are received by the Depositary within three New York Stock Exchange (the "NYSE") trading days after the date of execution of the Notice of Guaranteed Delivery.

     The Notice of Guaranteed Delivery may be delivered by hand or transmitted by telegram, facsimile transmission, or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery.

     THE METHOD OF DELIVERY OF STOCK CERTIFICATES, THE LETTER OF TRANSMITTAL, AND ANY OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT THE OPTION AND RISK OF THE TENDERING STOCKHOLDER AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY. IF

DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

     Notwithstanding any other provision hereof, payment for Shares purchased pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (i) Stock Certificates evidencing such Shares or a Book-Entry Confirmation of the delivery of such Shares, (ii) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message) and (iii) any other documents required by the Letter of Transmittal.

     BACKUP FEDERAL INCOME TAX WITHHOLDING. TO PREVENT BACKUP FEDERAL INCOME TAX WITHHOLDING IN RESPECT OF PAYMENT OF THE PURCHASE PRICE FOR SHARES PURCHASED PURSUANT TO THE OFFER, EACH TENDERING STOCKHOLDER NOT OTHERWISE EXEMPT FROM BACKUP WITHHOLDING MUST PROVIDE THE DEPOSITARY WITH SUCH STOCKHOLDER'S CORRECT TAXPAYER IDENTIFICATION NUMBER AND CERTIFY THAT SUCH STOCKHOLDER IS NOT SUBJECT TO BACKUP FEDERAL INCOME TAX WITHHOLDING BY COMPLETING THE SUBSTITUTE FORM W-9 INCLUDED IN THE LETTER OF TRANSMITTAL. IF BACKUP WITHHOLDING APPLIES IN RESPECT OF A STOCKHOLDER, THE DEPOSITARY IS REQUIRED TO WITHHOLD 31% OF ANY PAYMENTS MADE TO SUCH STOCKHOLDER. SEE INSTRUCTION 10 OF THE LETTER OF TRANSMITTAL. BACKUP WITHHOLDING IS NOT AN ADDITIONAL TAX AND MAY BE CLAIMED AS A CREDIT AGAINST THE FEDERAL INCOME TAX LIABILITY OF A STOCKHOLDER, PROVIDED THE REQUIRED INFORMATION IS FURNISHED TO THE INTERNAL REVENUE SERVICE.

     Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt), and acceptance for payment of any tendered Shares pursuant to any of the procedures described above will be determined by the Purchaser, in its sole discretion, whose determination will be final and binding on all parties. The Purchaser reserves the absolute right to reject any or all tenders of any Shares determined by it not to be in proper form or if the acceptance for payment of, or payment for, such Shares may, in the opinion of the Purchaser's counsel, be unlawful. The Purchaser also reserves the absolute right, in its sole discretion, subject to the Merger Agreement, to waive any of the conditions of the Offer or any defect or irregularity in any tender in respect of Shares of any particular stockholder, and the Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding. None of the Purchaser, Parent, the Depositary, the Information Agent, or any other person will be under any duty to give notification of any defects or irregularities in tenders or will incur any liability for failure to give any such notification.

     Other Requirements. By executing a Letter of Transmittal as set forth above, a tendering stockholder irrevocably appoints designees of the Purchaser as the stockholder's attorneys-in-fact and proxies, in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of the stockholder's rights in respect of the Shares tendered by the stockholder and accepted for payment by the Purchaser (and any and all other Shares or other securities or property issued or issuable in respect of such Shares on or after the date of the Merger Agreement). All such proxies shall be considered coupled with an interest in the tendered Shares. This appointment will be effective when, and only to the extent that, the Purchaser accepts Shares for payment. Upon acceptance for payment, all prior proxies and consents given by the stockholder in respect of the Shares or other securities will, without further action, be revoked, and no subsequent proxies may be given nor any subsequent written consent executed by such stockholder (and if given or executed, will not be deemed to be effective) in respect thereof. The designees of the Purchaser will, in respect of the Shares and other securities, be empowered to exercise all voting and other rights of such stockholder as they in their sole discretion may deem proper at any annual, special, or adjourned meeting of the Company's stockholders, by written consent or otherwise. The Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon the Purchaser's acceptance for payment of such Shares, the Purchaser must be able to exercise full voting and other rights of a record and beneficial holder, including rights in respect of acting by written consent, in respect of such Shares (including voting at any meeting of stockholders then scheduled or acting by written consent without a meeting).

     A tender of Shares pursuant to any one of the procedures described above will constitute the tendering stockholder's acceptance of the terms and conditions of the Offer. The Purchaser's acceptance for payment of

Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and the Purchaser upon the terms and subject to the conditions of the Offer.

4. WITHDRAWAL RIGHTS

     Except as otherwise provided in this Section 4, tenders of Shares made pursuant to the Offer are irrevocable, provided that Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by the Purchaser pursuant to the Offer, may also be withdrawn at any time after July 5, 1999.

     If the Purchaser extends the Offer, is delayed in its purchase of or payment for Shares or is unable to purchase or pay for Shares for any reason, then, without prejudice to the rights of the Purchaser hereunder, tendered Shares may be retained by the Depositary on behalf of the Purchaser and may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as set forth in this Section 4. The reservation by the Purchaser of the right to delay the acceptance or purchase of or payment for Shares is subject to the provisions of Rule 14e-1(c) under the Exchange Act, which requires the Purchaser to pay the consideration offered or return Shares deposited by or on behalf of stockholders promptly after the termination or withdrawal of the Offer.

     For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at its address set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder, if different from that of the person who tendered such Shares. If Stock Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the release of such Stock Certificates, the tendering stockholder must also submit the serial numbers shown or the particular Stock Certificates evidencing the Shares to be withdrawn and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution, except in the case of Shares tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer as set forth in Section 3, the notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares.

     All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchaser, in its sole discretion, whose determination will be final and binding. No withdrawal of Shares shall be deemed to have been properly made until all defects and irregularities have been cured or waived. None of the Purchaser, Parent, the Depositary, the Information Agent, or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or will incur any liability for failure to give any such notification.

     ANY SHARES PROPERLY WITHDRAWN WILL BE DEEMED TO NOT HAVE BEEN VALIDLY TENDERED FOR PURPOSES OF THE OFFER. However, withdrawn Shares may be re-tendered by following one of the procedures described in Section 3 at any time prior to the Expiration Date.

5. CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The following is a summary of the material federal income tax consequences of the Offer and the Merger to stockholders of the Company whose Shares are purchased pursuant to the Offer or whose Shares are converted into the right to receive the Merger Consideration in the Merger (including any cash amounts received by dissenting stockholders pursuant to the exercise of dissenter's rights). The discussion applies only to stockholders of the Company in whose hands Shares are capital assets, and may not apply to stockholders who received their Shares pursuant to the exercise of employee stock options or otherwise as compensation, or who are not citizens or residents of the United States.

     The federal income tax consequences set forth below are included for general information purposes only and are based upon present law. Because individual circumstances may differ, each stockholder should consult his or her own tax advisor to determine the applicability of the rules discussed below and the particular tax effects to such stockholder of the Offer and the Merger, including the application and effect of state, local, and foreign tax laws.

     Receipt of the Offer Price or the Merger Consideration. The receipt by a stockholder of the Offer Price or the Merger Consideration (including any cash amounts received by a dissenting stockholder pursuant to the exercise of dissenter's rights) in exchange for Shares will be a taxable transaction for federal income tax purposes. In general, for federal income tax purposes, a stockholder will recognize gain or loss equal to the difference between such stockholder's adjusted tax basis in the Shares sold or exchanged in the Offer or in the Merger and the amount of cash received therefor. Gain or loss must be determined separately for each block of Shares (i.e., Shares acquired at the same cost in a single transaction) sold pursuant to the Offer or converted to cash in the Merger. Assuming the Shares are held as capital assets, such gain or loss will be capital gain or loss.

     Backup Withholding. Payments in connection with the Offer or the Merger may be subject to "backup withholding" at a 31% rate. Backup withholding generally applies if the stockholder (i) fails to furnish his social security number or other taxpayer identification number ("TIN"), (ii) furnishes an incorrect TIN,
(iii) fails properly to report interest or dividends, or (iv) under certain circumstances, fails to provide a certified statement, signed under penalties of perjury, that the TIN provided is his correct number and that he is not subject to backup withholding. Any amounts withheld from a payment to a stockholder under the backup withholding rules may be allowed as a credit against such stockholder's federal income tax liability, provided that the required information is provided to the Internal Revenue Service. Certain persons generally are exempt from backup withholding, including corporations and financial institutions. Certain penalties apply for failure to furnish correct information and for failure to include the reportable payments in income. Each stockholder should consult with such stockholder's own tax advisor as to such stockholder's qualification for exemption from withholding and the procedure for obtaining such exemption.

6. PRICE RANGE OF SHARES; DIVIDENDS ON THE SHARES

     The Shares commenced trading on the Nasdaq Stock Market's National Market System ("Nasdaq") under the symbol "ISNR," on March 13, 1998. The following table sets forth, for the fiscal quarters indicated, the high and low sales price per Share on Nasdaq. All prices set forth below are as reported in published financial sources:

                                                               MARKET PRICE
                                                              ---------------
                                                               HIGH     LOW
                                                              ------   ------
FISCAL YEAR ENDED MARCH 31, 1998:
  Fourth Quarter (from March 13, 1998)......................  $9.063   $7.875
FISCAL YEAR ENDED MARCH 31, 1999:
  First Quarter.............................................   8.875    4.500
  Second Quarter............................................   5.875    3.422
  Third Quarter.............................................   4.500    3.250
  Fourth Quarter............................................   7.500    2.375
FISCAL YEAR ENDED MARCH 31, 2000:
  First Quarter (through May 6, 1999).......................   7.969    3.875

     On April 30, 1999, the last full trading day prior to the public announcement of the execution of the Merger Agreement, the reported closing sales price per Share on Nasdaq was $6.125. On May 6, 1999, the last full trading day prior to the commencement of the Offer, the reported closing sales price per Share on the Nasdaq was $7.875. STOCKHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE SHARES.

     The Company has not paid cash dividends on the Shares since its inception. The Merger Agreement prohibits the Company from declaring or paying any dividends prior to the Effective Time.

7. EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES; NASDAQ TRADING; EXCHANGE ACT REGISTRATION; MARGIN SECURITIES

     The purchase of Shares pursuant to the Offer will reduce the number of holders of Shares and the number of Shares that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining Shares held by the public.

     The extent of the public market for the Shares and, according to the Nasdaq's published guidelines, the continued trading of the Shares on Nasdaq after commencement of the Offer will depend upon the number of holders of Shares remaining at such time, the interest in maintaining a market in such Shares on the part of securities firms, the possible termination of registration of such Shares under the Exchange Act, as described below, and other factors.

     If, as a result of the purchase of Shares pursuant to the Offer or otherwise, trading of the Shares on Nasdaq is discontinued, the liquidity of and market for the Shares could be adversely affected. The Purchaser cannot predict whether or to what extent the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for or marketability of the Shares or whether it would cause future prices to be greater or less than the Offer Price.

     The Shares are currently registered under Section 12(g) of the Exchange Act. Registration of the Shares under the Exchange Act may be terminated upon application by the Company to the Commission if the Shares are not held by at least 300 holders of record. Termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to its stockholders and to the Commission and could make certain provisions of the Exchange Act no longer applicable to the Company, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement of furnishing a proxy statement pursuant to Section 14(a) of the Exchange Act in connection with stockholders' meetings (and the related requirement of furnishing an annual report to stockholders), and the requirements of Rule 13e-3 under the Exchange Act in respect of "going private" transactions. Furthermore, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities pursuant to Rule 144 or Rule 144A promulgated under the Securities Act of 1933, as amended, may be impaired or eliminated.

     The Purchaser intends to seek to cause the Company to terminate the registration of the Shares under the Exchange Act as soon after the completion of the Offer as the requirements for such termination are met. If registration of the Shares under the Exchange Act is not terminated prior to the Merger, such registration will be terminated following consummation of the Merger.

     The Shares are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the loan value of the Shares. Depending upon factors similar to those described above regarding listing and market quotations, it is possible that, following the Offer, the Shares would no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve Board and therefore could no longer be used as collateral for loans made by brokers. If registration of Shares under the Exchange Act were terminated, the Shares would no longer be "margin securities" or be eligible for listing on Nasdaq.

8. CERTAIN INFORMATION CONCERNING THE COMPANY

     The information concerning the Company contained in this Offer to Purchase, including financial information, has been taken from or based upon publicly available documents and records on file with the Commission and other public sources. Neither Parent nor the Purchaser assumes any responsibility for the accuracy or completeness of the information concerning the Company contained in such documents and records or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to Parent or the Purchaser.

     General. The Company is a Delaware corporation with its principal executive offices located at 625 River Oaks Parkway, San Jose, California 95134. The telephone number of the Company at such offices is (408) 324-1044.

     The Company manufactures and markets high performance, intelligent sensor products that are used in electronic systems by customers in the automotive and industrial markets. The Company's sensor products are utilized in a broad range of automotive electronic control systems including fuel injection, tire pressure, engine control, air bag, suspension and brake systems. The Company's products are also incorporated into high volume industrial applications such as utility gas meters, refrigeration, air conditioning and process control systems.

     Financial Information. Set forth below is a summary of certain consolidated financial information in respect of the Company, excerpted or derived from the information contained in the Company's Annual Report on Form 10-KSB for the fiscal year ended March 31, 1998, as well as the Company's Quarterly Report on Form 10-QSB for the nine months ended December 31, 1998, which are incorporated herein by reference. More comprehensive financial information is included in such reports and other documents filed by the Company with the Commission, and the following summary is qualified in its entirety by reference to such reports and other documents and all of the financial information (including any related notes) contained therein. Such reports and other documents may be inspected and copies may be obtained from the offices of the Commission in the manner set forth below under "Available Information."

                       INTEGRATED SENSOR SOLUTIONS, INC.
                      SELECTED CONSOLIDATED FINANCIAL DATA

                                     NINE MONTHS ENDED
                                       DECEMBER 31,               YEAR ENDED MARCH 31,
                                     -----------------   ---------------------------------------
                                      1998      1997        1998          1997          1996
                                     -------   -------   -----------   -----------   -----------
                                        (UNAUDITED)
                                      (IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
  Total Revenues...................  $16,801   $11,013   $15,225,451   $10,304,079   $ 8,330,090
  Income (Loss) from Operations....   (1,835)      381    (1,113,743)   (2,917,461)   (1,201,802)
  Net Income (Loss)................   (1,270)       95    (1,257,628)   (2,628,845)     (750,630)

                                                                       MARCH 31,
                                    DECEMBER 31,               -------------------------
                                        1998                      1998          1997
                                   --------------              -----------   -----------
                                    (UNAUDITED)
                                   (IN THOUSANDS)
BALANCE SHEET DATA:
  Current Assets.................     $23,551                  $25,506,788   $ 6,911,730
  Total Assets...................      30,385                   27,761,238     8,708,699
  Current Liabilities............       7,090                    6,339,648     4,772,365
  Stockholders' Equity...........      23,058                   21,235,350     3,683,157

     Available Information. The Company is subject to the information filing requirements of the Exchange Act and is required to file reports and other information with the Commission relating to its business, financial condition, and other matters. Information, as of particular dates, concerning the Company's directors and officers, their remuneration, options granted to them, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company is required to be described in proxy statements distributed to the Company's stockholders and filed with the Commission. These reports, proxy statements and other information should be available for inspection and copying at the Commission's office at 450 Fifth Street, N.W., Washington, D.C. 20549, and also should be available for inspection and copying at the regional offices of the Commission located at Seven World Trade Center, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of this material may also be obtained by mail, upon payment of the Commission's customary fees, from the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains an internet web site at http://www.sec.gov that contains reports, proxy statements, and other information.

     Except as otherwise stated in this Offer to Purchase, the information concerning the Company contained herein has been taken from or based upon publicly available documents on file with the Commission and other publicly available information. Although the Purchaser and Parent do not have any knowledge that any such information is untrue, neither the Purchaser nor Parent takes any responsibility for the accuracy or completeness of such information or for any failure by the Company to disclose events that may have occurred and may affect the significance or accuracy of any such information.

9. CERTAIN INFORMATION CONCERNING THE PURCHASER AND PARENT

     General. The Purchaser is a newly incorporated Delaware corporation and a direct wholly-owned subsidiary of Parent. To date, the Purchaser has not conducted any business other than in connection with the Offer and the Merger. Until immediately prior to the time the Purchaser purchases Shares pursuant to the Offer, it is not anticipated that the Purchaser will have any significant assets or liabilities or will engage in activities other than those incident to its formation and capitalization and the transactions contemplated by the Offer and the Merger. The principal executive offices of the Purchaser are located at 8505 Forest Lane, P.O. Box 660199, Dallas, Texas 75266-0199.

     Parent is a global semiconductor company and the world's leading designer and supplier of digital signal processing and analog technologies, the engines driving the digitalization of electronics. Parent's businesses also include controls and sensors, metallurgical materials, educational and productivity solutions, and digital imaging. The principal executive offices of Parent are located at 8505 Forest Lane, P.O. Box 660199, Dallas, Texas 75266-0199.

     The name, citizenship, business address, present principal occupation or employment and five-year employment history of each of the directors and executive officers of the Purchaser and Parent are set forth in Schedule I hereto.

     Except as described in this Offer to Purchase, none of the Purchaser, Parent nor, to the best knowledge of the Purchaser and Parent, any of the persons listed on Schedule I or any associate or wholly-owned or majority-owned subsidiary of the Purchaser, Parent or any of the persons so listed, beneficially owns or has a right to acquire directly or indirectly any Shares, and none of the Purchaser, Parent nor, to the best knowledge of the Purchaser and Parent, any of the persons or entities referred to above, or any of the respective executive officers, directors or subsidiaries of any of the foregoing, has effected any transactions in the Shares during the past 60 days.

     Except as described in this Offer to Purchase, none of the Purchaser, Parent or, to the best knowledge of the Purchaser and Parent, any of the persons listed on Schedule I, has any contract, arrangement, understanding or relationship with any other person with respect to securities of the Company, including but not limited to contracts, arrangements, understandings or relationships concerning the transfer or voting of such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies. Except as set forth in this Offer to Purchase, since April 1, 1996 there have been no contracts, negotiations or transactions between any of the Purchaser, Parent or, to the best knowledge of the Purchaser and Parent, any of the persons listed on
Schedule I, on the one hand, and the Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors, or a sale of other transfer of a material amount of assets.

     Silicon Systems, Inc., a wholly-owned subsidiary of Parent ("SSI"), supplies certain application specific integrated circuits foundry services to the Company in connection with Company's sensor manufacturing operations. During the Company's fiscal year ended March 31, 1999, the Company paid SSI approximately $2.1 million in exchange for such services. Except as described in this paragraph or as otherwise set forth in this Offer to Purchase, since April 1, 1996, none of the Purchaser, Parent or, to the best knowledge of the Purchaser and Parent, any of the persons listed on Schedule I, has had any business relationships or transactions with the Company or any of its executive officers, directors or affiliates that are required to be reported under the rules and regulations of the Commission applicable to the Offer.

     Available Information. Parent is subject to the informational filing requirements of the Exchange Act and is required to file reports and other information with the Commission relating to its business, financial condition, and other matters. Information, as of particular dates, concerning Parent's directors and officers, their remuneration, options granted to them, the principal holders of Parent's securities and any material interest of such persons in transactions with Parent is required to be described in proxy statements distributed to Parent's stockholders and filed with the Commission. Such reports, proxy statements, and other information may be inspected and copies may be obtained from the offices of the Commission in the same manner as set forth in respect of information concerning the Company in Section 8. Such material should also be available at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

10. SOURCE AND AMOUNT OF FUNDS

     The total amount of funds required by the Purchaser to purchase all of the Shares pursuant to the Offer and to consummate the Merger is approximately $66.0 million. Fees and expenses related to the Offer and the Merger are estimated to be approximately $2.0 million. The Purchaser plans to obtain all funds needed for the Offer and the Merger and to pay related fees and expenses through a capital contribution from Parent. Parent plans to obtain such funds from cash on hand.

11. BACKGROUND OF THE OFFER; CONTACTS WITH THE COMPANY

     Set forth below is a description of the background of the Offer, including a brief description of the material contacts between Parent and its affiliates and the Company and its affiliates regarding the transactions described herein.

     In December 1997, representatives of the Automotive Sensors and Controls business unit of Parent's Materials and Controls group met with representatives of the Company's management to discuss a potential collaboration with respect to certain technology and applications. Following such discussions, Parent and the Company decided not to pursue such collaboration at that time. Such discussions were not related to the subsequent contacts between Parent and the Company in connection with the Offer and the Merger.

     On December 17, 1998, Parent contacted the Company to discuss general business matters. In the course of such discussions, Parent and the Company again addressed a potential collaboration. Such discussions were not related to the subsequent contacts between Parent and the Company in connection with the Offer and the Merger.

     On January 14 and 15, 1999, representatives of Parent met with the Company's management in Chicago, Illinois to discuss potential synergies in marketing, product development and other areas which might result from a strategic relationship between Parent and the Company. Although such discussions did not relate to the transactions contemplated by the Offer and the Merger, at this meeting the Company informed Parent that the Company Board was considering various strategic alternatives with respect to the Company, including, among other things, a sale of the Company.

     On January 22, 1999, representatives of Parent and the Company's management met in Boston, Massachusetts to continue exploratory discussions regarding a potential collaboration between the Company and Parent. Following this meeting, Parent informed the Company that it was interested in evaluating a potential acquisition of the Company.

     During late January and early February, Parent conducted several internal meetings to discuss and evaluate the potential acquisition of the Company.

     On February 11, 1999, a representative of Parent's Corporate Development group contacted the CEO of the Company to ascertain whether the Company would consider an acquisition of the Company by Parent. The Company's CEO indicated that the Company would consider such an acquisition.

     On February 17, 1999, Parent provided the Company with a form of confidentiality agreement at a meeting between representatives of Parent and the Company in San Jose, California to further discuss the potential acquisition. At such meeting, the Company made a presentation to Parent consisting of publicly available information and provided Parent with limited confidential information for purposes of Parent's evaluation of the potential acquisition.

     Parent and the Company executed the confidentiality agreement on March 2, 1999 with respect to confidential information provided on and after February 17, 1999.

     From March 2, 1999 to early April, Parent conducted due diligence investigations through multiple visits to the Company's locations in the United States and Germany. During this period, Parent held numerous internal meetings to evaluate the potential acquisition of the Company.

     On March 30, 1999, Parent's executive management was briefed regarding the potential acquisition of the Company.

     On April 15, 1999, Parent provided the Company with a non-binding term sheet with respect to an acquisition of the Company by Parent. Following discussions between the Company and Parent regarding the proposed terms, on April 19, 1999, Parent delivered to the Company an executed agreement providing for exclusive merger negotiations for an exclusivity period expiring on May 7, 1999. On April 21, 1999, the Company executed the exclusivity agreement with an effective date of April 19, 1999.

     On April 21, 1999, a presentation regarding the proposed acquisition of the Company was made to the Board of Directors of Parent. Following such presentation, Parent's Board of Directors approved the proposed acquisition and authorized Parent's executive management to negotiate and approve the final terms of the acquisition.

     On April 23, 1999, Parent delivered a draft merger agreement to the Company.

     On April 26, 1999, the Company's management met with the Company Board to review the terms of the draft merger agreement provided by Parent.

     On April 28 and 29, 1999, representatives of Parent and the Company met in Palo Alto, California to negotiate the proposed merger agreement and related documents.

     On April 30, 1999, the Company Board again met to evaluate the terms of the acquisition. At such meeting, CRI, the Company's financial advisor, made a presentation to the Company Board and delivered its oral opinion (which opinion was subsequently confirmed in writing) that the $8.05 per share cash consideration to be received by the Company's stockholders pursuant to the Offer and the Merger was fair to such stockholders from a financial point of view. At such meeting, the Company Board unanimously approved the Merger Agreement, the Offer and the Merger and unanimously resolved to recommend that the Company's stockholders accept the Offer and tender their shares pursuant thereto.

     On May 3, 1999, Parent, the Purchaser and the Company executed and delivered the Merger Agreement and the Purchaser and the Selling Stockholders executed the Stockholders Agreement. The execution of the Merger Agreement was publicly announced on May 3, 1999, after closing of trading.

12. PURPOSE OF THE OFFER AND THE MERGER; PLANS FOR THE COMPANY; MERGER AGREEMENT; STOCKHOLDERS AGREEMENT; CONFIDENTIALITY AGREEMENT; OTHER MATTERS

  PURPOSE OF THE OFFER AND THE MERGER; PLANS FOR THE COMPANY

     The purpose of the Offer and the Merger is to enable Parent, through the Purchaser, to acquire in one or more transactions control of the Company Board and the entire equity interest in the Company. The Offer is intended to increase the likelihood that the Merger will be completed promptly.

     Except as noted in this Offer to Purchase, the Purchaser and Parent have no present plan or proposal that would result in an extraordinary corporate transaction, such as a merger, reorganization, liquidation, or sale or transfer of a material amount of assets, involving the Company or any other material changes in the Company's capitalization, dividend policy, corporate structure, business or composition of its management. Notwithstanding the foregoing, Parent intends, from time to time after completion of the Offer, to evaluate and review the Company's assets, operations, management and personnel and consider what, if any, changes would be desirable in light of circumstances which then exist. Parent reserves the right to take such actions or effect such changes as it deems advisable.

  MERGER AGREEMENT

     The following is a summary of certain provisions of the Merger Agreement. The summary is not a complete description of the terms thereof and is qualified in its entirety by reference to the Merger Agreement, which is incorporated herein by reference and a copy of which has been filed with the Commission as an exhibit to Parent's and the Purchaser's Tender Offer Statement on Schedule 14D-1 dated May 7, 1999 (the "Schedule 14D-1"). The Merger Agreement may be examined and copies may be obtained at the places and in the manner set forth in Section 8 of this Offer to Purchase.

     The Offer. The Merger Agreement provides for the commencement of the Offer no later than five business days after the public announcement of the execution of the Merger Agreement. The Merger Agreement provides that, without the Company's prior written consent, the Purchaser cannot (i) decrease the Offer Price, (ii) decrease the number of Shares sought or otherwise amend or waive the Minimum Condition, (iii) change the form of consideration offered for the Shares, (iv) amend any other condition of the Offer in any manner adverse to the holders of the Shares (other than in respect of insignificant changes or amendments), (v) impose additional conditions to the Offer, or (vi) extend the Offer. Notwithstanding the foregoing, Parent and the Purchaser have agreed that if all the conditions to the Offer are not satisfied or waived on the initial expiration date of the Offer, or any extension thereof, then, provided that all such conditions are reasonably capable of being satisfied prior to October 31, 1999, Parent and the Purchaser shall extend the Offer from time to time until such conditions are satisfied or waived, provided that Parent and the Purchaser shall not be required to extend the Offer beyond October 31, 1999. In addition, the Offer Price may be increased and the Offer may be extended to the extent required by law in connection with such increase, in each case without the consent of the Company.

     The obligation of the Purchaser to accept for payment and pay for Shares tendered pursuant to the Offer is subject to certain conditions. See Section 14. The Purchaser has agreed to accept for payment and pay for any and all Shares validly tendered as promptly as practicable after the satisfaction or waiver of the conditions to the Offer; provided that, if, immediately prior to the latest expiration date of the Offer permitted by the Merger Agreement, the number of shares validly tendered and not withdrawn pursuant to the Offer is less than 90% of the outstanding Shares, the Purchaser may extend the Offer for a period not to exceed 20 business days, and, on the terms of, and subject to the satisfaction or waiver of the conditions to, the Offer, shall accept for payment and pay for Shares validly tendered as promptly as practicable after the expiration of such period.

     Directors. The Merger Agreement provides that promptly after (i) the purchase of and payment for Shares by the Purchaser and its affiliates as a result of which the Purchaser and its affiliates beneficially own at least a majority of the outstanding Shares and (ii) compliance with Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, whichever occurs later, Parent shall be entitled to designate such number of directors, rounded up to the next whole number, on the Company Board as will give Parent representation on the Company Board equal to the product of the total number of directors on the Company Board (giving effect to the increase in the size of the Company Board pursuant to this sentence) multiplied by the percentage that the number of Shares beneficially owned by the Purchaser, Parent and any of their affiliates (including Shares accepted for payment) bears to the total number of Shares then outstanding. The Company shall, upon request of Parent, use its best efforts promptly either to increase the size of the Company Board or secure the resignations of such number of its incumbent directors, or both, as is necessary to enable Parent's designees to be elected to the Company Board, and shall cause Parent's designees to be so elected. Notwithstanding the foregoing, the Company, the Purchaser and Parent have agreed to use their respective reasonable best efforts to ensure that, until the Effective Time, the Company shall retain as members of the Company Board at least two Continuing Directors, defined as (i) any member of the Company Board as of the date of the Merger Agreement, (ii) any successor of a Continuing Director who is (A) unaffiliated with, and not a designee or nominee, of Parent or the Purchaser, and (B) recommended to succeed a Continuing Director by a majority of the Continuing Directors then on the Company Board, and in each case under clauses (i) and (ii), who is not an employee of the Company.

     The Merger Agreement also provides that from and after the time, if any, that Parent's designees constitute a majority of the Company Board, any amendment or modification of the Merger Agreement, any amendment to the Company's certificate of incorporation or bylaws inconsistent with the Merger Agreement, any termination of the Merger Agreement by the Company, any extension of time for performance of any of the obligations of Parent or the Purchaser under the Merger Agreement, and any waiver of any condition or any of the Company's rights under the Merger Agreement or other action by the Company in connection with the rights of the Company under the Merger Agreement may be effected only by the action of a majority of the Continuing Directors, which action shall be deemed to constitute the action of any committee specifically designated by the Company Board to approve the actions contemplated by the Merger Agreement and the full Company Board; provided, that if there are no Continuing Directors, such actions may be effected by a majority vote of the entire Company Board.

     The Merger. The Merger Agreement provides that, subject to the terms and conditions thereof, the Purchaser will be merged with and into the Company, with the Company continuing as the Surviving Corporation (the "Surviving Corporation") and a direct wholly-owned subsidiary of Parent. At the Effective Time, by virtue of the Merger and without any action on the part of the holders of any Shares, each issued and outstanding Share (other than Shares owned by Parent, the Purchaser or any of their affiliates and Shares held by shareholders who properly exercise their dissenters' rights under the DGCL) shall be converted into the right to receive the Offer Price in cash, without interest. Each issued and outstanding share of common stock, par value $.01 per share, of the Purchaser shall be converted into and become one fully paid and non-assessable share of common stock of the Surviving Corporation. The Merger Agreement also provides that (i) the directors of the Purchaser immediately prior to the Effective Time will be the initial directors of the Surviving Corporation and the officers of the Purchaser immediately prior to the Effective Time will be the initial officers of the Surviving Corporation; (ii) the Certificate of Incorporation of the Company as in effect immediately prior to the Effective Time (the "Certificate of Incorporation"), will be the initial Certificate of Incorporation of the Surviving Corporation; and (iii) the By-laws of the Company as in effect immediately prior to the Effective Time (the "By-laws"), will be the initial By-laws of the Surviving Corporation.

     Treatment of Options and Warrants. The Merger Agreement provides that, prior to the Effective Time, the Company (or, if appropriate, any committee of the Company Board administering the Company's 1989 Stock Option Plan and 1997 Stock Option Plan (each, a "Company Option Plan")) shall (i) obtain all necessary consents from, and provide (in a form acceptable to Parent) any required notices to, holders of Company Stock Options (as defined below) and
(ii) amend the terms of the applicable Company Option Plan, in each case as is necessary to give effect to the following:

          (i) Subject to the provisions of Section 16 of the Exchange Act, at the Effective Time each outstanding option to purchase Shares pursuant to the Company Option Plans (a "Company Stock Option") that is then vested pursuant to the terms of the relevant Company Option Plan (including Company Stock Options that vest at the Effective Time) shall be cancelled in exchange for the right to receive an amount in cash equal to the product of (A) the excess, if any, of the Offer Price over the per share exercise price for one Share subject to such Company Stock Option multiplied by (B) the number of vested Shares subject to such Company Stock Option.

          (ii) In respect of each outstanding Company Stock Option that shall not vest by its terms (without any further action by the Company in respect of any Company Option Plan) at or prior to the Effective Time, Parent shall notify the Company no later than the Effective Time whether such Company Stock Option shall be subject to clause (A) or (B) below.

             (A) Subject to the provisions of Section 16 of the Exchange Act, at the Effective Time each outstanding Company Stock Option which is designated by Parent to be subject to this clause (A) as provided above shall immediately vest and shall be cancelled in exchange for the right to receive an amount in cash equal to the product of (A) the excess, if any, of the Offer Price over the per share exercise price for one Share subject to such Company Stock Option multiplied by (B) the number of Shares subject to such Company Stock Option that vest in the manner provided above.

             (B) Subject to the provisions of Section 16 of the Exchange Act, at the Effective Time each outstanding Company Stock Option that is designated by Parent to be subject to this clause (B) as provided above shall be exchanged by Parent and converted into a non-qualified stock option (i.e., does not qualify under Section 422 of the Code) (a "Substitute Option") to purchase the number of shares of fully paid and non-assessable shares of common stock, par value $1.00 per share, of Parent ("Parent Common Stock") (rounded up to the nearest whole share) equal to (x) the number of non-vested Shares subject to such option multiplied by (y) the Substitute Option Exchange Ratio (as defined below), at an exercise price per share of Parent Common Stock (rounded down to the nearest penny) equal to (i) the former exercise price per share of Company Common Stock under such option immediately prior to the Effective Time divided by (ii) the Substitute Option Exchange Ratio. "Substitute Option Exchange Ratio" shall mean the Offer Price divided by the average closing price of one share of Parent Common Stock (rounded to the nearest thousandth) as reported in the New York City edition of The Wall Street Journal during the five consecutive trading days beginning on the date of the Merger Agreement. Each Substitute Option shall be granted pursuant to and subject to the terms and conditions of the Parent's stock option plans and, in addition, shall be for a term of no less than ten years from the original grant date of the applicable Company Stock Option and shall have vesting provisions at least as favorable as were applicable to the converted Company Stock Option immediately prior to the Effective Time.

     The Merger Agreement provides that, at the Effective Time, each outstanding warrant or similar right to purchase or otherwise acquire Shares (a "Company Warrant") shall be converted into and be exchangeable for the right to receive, in lieu of the Shares theretofore purchasable upon the exercise of the Company Warrant, an amount in cash equal to the product of (i) the excess, if any, of the Offer Price over the per share exercise price for one Share subject to such Company Warrant multiplied by (ii) the number of Shares subject to such Company Warrant. Each Company Warrant with an exercise price equal to or greater than the Offer Price shall be terminated without payment of any consideration. The Merger Agreement provides that the Company shall obtain the necessary consents of each holder of a Company Warrant to the transactions contemplated by the Merger Agreement in a form acceptable to Parent, no later than the final expiration date of the Offer.

     All Company Option Plans, Company Stock Options, and Company Warrants shall terminate (subject only to the rights to receive the consideration specified above) at and as of the Effective Time and the provisions in any other plan, program, or arrangement providing for the issuance or grant of any Company Stock Options, Company Warrants, or similar instruments shall be canceled at and as of the Effective Time and the Merger Agreement provides that the Company shall take all action necessary to ensure that following the Effective Time no participant in any Company Option Plan or other plans, programs, or arrangements or holder of any Company Warrant shall have any right thereunder to acquire equity securities of the Company, the Surviving Corporation, or any subsidiary thereof and to terminate all such plans, programs, and arrangements.

     Stockholders' Meeting. Pursuant to the Merger Agreement, if the Company owns less than 90% of the Shares following the purchase of Shares by the Purchaser pursuant to the Offer, the Company Board shall, in accordance with applicable law, the Certificate of Incorporation and the Bylaws, duly call, give notice of, convene and hold a special meeting of its stockholders as promptly as practicable following the acceptance for payment and purchase of Shares by the Purchaser pursuant to the Offer for the purpose of considering and taking action upon the approval of the Merger and the approval and adoption of the Merger Agreement.

     The Merger Agreement also provides that the Company shall prepare and file with the Commission a preliminary proxy or information statement relating to the Merger and the Merger Agreement, obtain and furnish the information required to be included by the Commission in the Proxy Statement (as hereinafter defined) and, after consultation with Parent, respond promptly to any comments made by the Commission with respect to the preliminary proxy or information statement and cause a definitive proxy or information statement (the "Proxy Statement") to be mailed to its stockholders and use its reasonable best efforts to obtain the necessary approvals of the Merger and the Merger Agreement by its stockholders. The Merger

Agreement also provides that the Company shall, subject to the fiduciary obligations of the Company Board under applicable law as advised by the Company's outside counsel, include in the Proxy Statement the recommendation of the Company Board that stockholders of the Company vote in favor of the approval of the Merger and the approval and adoption of the Merger Agreement. In the event that Parent, the Purchaser, and any of its other subsidiaries shall acquire at least 90% of the outstanding shares of each class of capital stock of the Company, pursuant to the Offer or otherwise, the parties shall take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after the consummation of such acquisition, without a meeting of the Company's stockholders in accordance with Section 253 of the DGCL.

     Representations and Warranties. The Merger Agreement contains representations and warranties of the Company with respect to, among other things (i) organization and qualification, (ii) capitalization and ownership of subsidiaries, (iii) authorization, validity of the Merger Agreement and Company action, (iv) consents and approvals and absence of violations, (v) Commission reports and financial statements, (vi) no undisclosed liabilities, (vii) absence of certain changes, (viii) material contracts, (ix) employee benefit plans and ERISA, (x) litigation, (xi) permits, absence of defaults and compliance with applicable laws, (xii) tax matters, (xiii) certain property, (xiv) intellectual property and software, (xv) environmental matters, (xvi) employee and labor matters, (xvii) information in tender offer documents and Proxy Statement, (xviii) brokers and finders, (xix) insurance, (xx) absence of questionable payments, (xxi) certain subsidies, (xxii) Year 2000 matters, (xxiii) product liability and recalls, (xxiv) customer and suppliers, (xxv) state takeover statutes, and (xxvi) opinion of financial advisor.

     The Merger Agreement contains joint and several representations and warranties of Parent and the Purchaser with respect to, among other things (i) organization, (ii) authorization, validity of the Merger Agreement and necessary action, (iii) consents and approvals and absence of violations, (iv) information in tender offer documents and Proxy Statement, (v) brokers and finders, and (vi) the Purchaser's operations.

     Interim Operations. Pursuant to the Merger Agreement, the Company has agreed that, among other things, between the date of the Merger Agreement and prior to the Effective Time, (i) the business of the Company and its subsidiaries shall be conducted only in the ordinary and usual course of business consistent with past practice and, to the extent consistent therewith, each of the Company and its subsidiaries shall seek to preserve intact its current business organizations, keep available the service of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with the Company to the end that goodwill and ongoing businesses shall be unimpaired at the Effective Time; and (ii) except as otherwise expressly provided in the Merger Agreement, neither the Company nor any of its subsidiaries shall, without the prior written consent of Parent, (a) amend its certificate of incorporation or bylaws or similar organizational documents; (b) authorize, issue or sell any stock of any class, or securities convertible into or exchangeable for any stock or equity equivalents other than pursuant to outstanding Company Stock Options or Company Warrants or the Company's employee stock purchase plan; (c) split, combine or reclassify its capital stock, make any distribution in respect of its capital stock, or redeem, repurchase or otherwise acquire any of its securities; (d) adopt any plan or liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization; (e) alter the corporate structure or ownership of any subsidiary of the Company; (f) incur or assume additional debt or issue debt securities, guarantee or become liable for obligations of any other person, make loans, advances or capital contributions to or investments in any other person (other than to wholly owned subsidiaries or immaterial loans or advances to employees in the ordinary course of business), pledge or encumber shares of capital stock of the Company or its subsidiaries, or mortgage or pledge any material assets or create any lien thereon; (g) acquire, sell, lease or dispose of any material amount of assets, enter into any transactions outside the ordinary course of business, grant any exclusive distribution rights, grant any license, right to use or covenant not to sue in respect of any intellectual property, or disclose any trade secrets or confidential proprietary information; (h) change any accounting practices or principles except as required by laws or generally accepted accounting principles ("GAAP"); (i) revalue any assets except as required by GAAP; (j) acquire any entity or division thereof, enter or amend any material contract or agreement, authorize any new capital expenditures in excess of $250,000 individually or $1,000,000 in the aggregate, or enter into any contract, agreement or arrangement for any action prohibited by the Merger Agreement; (k) make or resolve any tax election, settle or compromise any tax liability, or change its accounting methods for tax purposes; (l) pay, discharge or satisfy any material claim, obligations or liabilities (other than in the ordinary course of business with respect to claims, reflected in the Company's consolidated financial statements or claims incurred in the ordinary course of business) or waive or modify any confidentiality, standstill or similar agreements; (m) settle or compromise any claim, action, suit or proceeding relating to the transactions contemplated by the Merger Agreement (including, without limitation, the Offer and the Merger) (the "Transactions");
(n) enter into any noncompetition agreement or arrangement restricting the Company, its subsidiaries or any successor thereto; (o) fail to comply in any material respect with any applicable law; (p) amend, modify, alter or terminate the stock purchase agreement between the Company and Nagano Keiki Co., Ltd. (the "Subsidiary Stock Purchase Agreement") pursuant to which the Company will purchase the stock of its subsidiary, ISS-Nagano GmbH (the "German Subsidiary"), not owned by the Company, or amend any supply arrangements between the Company or any of its subsidiaries and Nagano Keiki Co., Ltd.; (q) enter into any financial or other subsidies with any foreign or domestic governmental entity or other person; (r) change or amend the contracts, salaries or compensation of any officer, director, employee, agent or similar representative except in the ordinary course of business and that do not increase, in the aggregate, such person's salary, wages and compensation by more than five percent; (s) adopt, enter, amend, alter or terminate any employee benefit plan or arrangement unless required by applicable law or the Merger Agreement; (t) enter into any contract with an officer, director, employee, agent, or similar representative not terminable, without penalty or other liability, upon not more than 60 calendar days' notice; or (u) take or agree to take any action that would make any of the representations and warranties of the Company contained in the Merger Agreement untrue or incorrect.

     Approvals and Consents; Notification. Parent, the Purchaser and the Company have agreed to use their reasonable best efforts to take all actions and do all things necessary, proper or advisable under applicable laws to consummate the Offer, the Merger and the other Transactions, including, without limitation, (i) making an appropriate filing pursuant to the HSR Act, supplying any additional information or documents requested pursuant to the HSR Act and taking all actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable, (ii) making all appropriate filings pursuant to the Act Against Restraint of Competition of the Federal Republic of Germany (the "German Cartel Act"), supplying any additional information or documents requested pursuant to the German Cartel Act and taking all actions necessary to cause the expiration or termination of the applicable waiting periods under the German Cartel Act as soon as practicable, and (iii) obtaining all other requisite approvals and authorizations under the HSR Act, the German Cartel Act and any other applicable antitrust or similar law. In furtherance of the foregoing, the parties have agreed to cooperate with each other in making filings and responding to investigations and inquiries (including those initiated by private parties), to keep each other informed of material communications, to use reasonable best efforts to resolve any objections to the Transactions, and to cooperate and use reasonable efforts to contest, resist and to have vacated, reversed or overturned any judicial or administrative action seeking to prohibit, prevent or restrict the consummation of the Transactions; provided, however, that such agreement between the parties shall not (i) limit the parties rights to terminate the Merger Agreement, subject to compliance with its terms (including the foregoing) or (ii) agree not to compete in any geographic area or line of business.

     The Company has agreed to give prompt written notice to Parent and the Purchaser, and Parent and the Purchaser have agreed to give prompt notice to the Company, of (i) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be likely to cause any representation or warranty contained in the Merger Agreement to be untrue or inaccurate at or prior to the Effective Time, (ii) any material failure of the Company, Parent, or Purchaser, as the case may be, to comply with or satisfy any covenant, condition, or agreement to be complied with or satisfied by it under the Merger Agreement,
(iii) any notice of, or other communication relating to, a default or event which, with notice, lapse of time, or both, would become a default which could reasonably be expected to have a Material Adverse Effect (as defined below) on the Company, Parent, or Purchaser, as the case may be, received by it or any of its subsidiaries subsequent to the date of the Merger Agreement and prior to the Effective Time, under any contract or agreement to which it or any of its subsidiaries is a party or is subject, (iv) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the Transactions, or (v) any Material Adverse Effect in their respective financial conditions, properties, businesses, results of operations, or prospects, taken as a whole, other than changes resulting from general economic conditions; provided, however, that the delivery of any such notice shall not cure such breach or non-compliance or limit or otherwise affect the remedies available under the Merger Agreement to the party receiving such notice.

     "Material Adverse Effect" means in respect of any entity, any change, circumstance, or effect that, individually or in the aggregate with all other changes, circumstances, and effects, is or is reasonably likely to be materially adverse to (i) the assets, properties, condition (financial or otherwise), or results of operations of such entity and its subsidiaries taken as a whole, or
(ii) the ability of such party to consummate the transactions contemplated by the Merger Agreement; provided, however, that in respect of the Company, none of the following shall be deemed by itself or themselves, either alone or in combination, to constitute a Material Adverse Effect: (a) a failure by the Company to meet internal earnings or revenue projections or the published earnings or revenue projections of equity analysts (provided, that the foregoing shall not prevent Parent or the Purchaser from asserting that any underlying cause of such failure independently constitutes such a Material Adverse Effect);
(b) conditions affecting the semiconductor industry as a whole, the automotive industry as a whole, or the U.S. economy as a whole; or (c) any disruption of customer relationship arising directly out of or resulting directly from actions contemplated by the parties in connection with, or which is directly attributable to the announcement of the Merger Agreement and the Transactions.

     Employee Matters. Parent has agreed that United States employees of the Company who remain employees of the Surviving Corporation following the Effective Time ("Continuing U.S. Employees") shall, from and after the Effective Time, participate in Parent's benefit plans and that Parent and the Surviving Corporation will give Continuing U.S. Employees full credit for purposes of eligibility and vesting under applicable Parent benefit plans and employee arrangements to the extent each such Continuing U.S. Employee has been credited with service with the Company or any of its subsidiaries under each comparable benefit plan or employee arrangement maintained by the Company immediately prior to the Effective Time. Parent and the Surviving Corporation have agreed to use their respective reasonable efforts to: (i) waive all limitations as to pre-existing condition exclusions and waiting periods in respect of participation and coverage requirements applicable to the Continuing U.S. Employees under any of Parent's benefit plans or employee arrangements that such Continuing U.S. Employees may be eligible to participate in after the Effective Time, other than limitations or waiting periods that are already in effect in respect of such Continuing U.S. Employees and that have not been satisfied as of the Effective Time under any benefit plan or employee arrangement maintained by the Company for the Continuing U.S. Employee immediately prior to the Effective Time, and (ii) provide each Continuing U.S. Employee with credit for the remaining short plan year for any co-payments and deductibles paid under each comparable benefit plan or employee arrangement maintained by the Company immediately prior to the Effective Time in satisfying any applicable deductible or co-payment requirements under any of Parent's benefit plans or employee arrangements that such Continuing U.S. Employees are eligible to participate in after the Effective Time. Parent has also agreed to cause the Surviving Corporation to honor the obligations of the Company and its subsidiaries under the provisions of the employment, consulting, termination, severance, change of control, and indemnification agreements identified in the Merger Agreement.

     The Company has agreed to terminate its 1997 Employee Stock Purchase Plan (the "Company Stock Purchase Plan"), including all employee salary deductions in connection therewith, on or before the date on which the Merger will be consummated (the "Closing Date"). On the Closing Date, all accumulated employee salary deductions shall be applied to the purchase of whole shares of Company Common Stock in accordance with the terms of the Company Stock Purchase Plan and any remaining employee salary deductions shall be returned to participants without interest. The shares of Company Common Stock to be delivered by the Company pursuant to the Company Stock Purchase Plan shall be converted into cash on the Closing Date in accordance with the provisions of the Merger Agreement, without further action by any participant. Further, the Company has agreed to amend, effective as of the date of the Merger Agreement, the Company Stock Purchase Plan to suspend any new offering periods or stock purchases after the date of the Merger Agreement (and any increases in employee salary deductions thereunder) except that employees currently participating therein may continue to purchase stock in the current offering period in accordance with their current salary deduction election or may reduce the amount of their salary deduction election through the Closing Date. The Company has agreed to promptly notify Parent of any changes in employee salary deductions and the number of shares of Company Common Stock hereafter acquired under the Company Stock Purchase Plan.

     Acquisition Proposals. The Company has agreed that, until the Merger Agreement is terminated, the Company will not, nor will it permit any of its subsidiaries to, nor will it authorize or direct any officer, director, or employee of or any investment banker, attorney, accountant, or other advisor or representative of, the Company or any of its subsidiaries to, directly or indirectly, (i) solicit, initiate, or encourage the submission of any Acquisition Proposal (as defined below) or (ii) participate in any discussions or negotiations regarding, or furnish to any person any information in respect of, or take any other action to facilitate, any Acquisition Proposal or any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal; provided, however, that the Company Board may furnish information to, or enter into discussions or negotiations with, any person that makes an unsolicited bona fide written Acquisition Proposal if, and only to the extent that (A) the Company Board, after consultation with independent legal counsel, determines in good faith that such action is necessary for the Company Board to comply with its fiduciary duties to the Company's stockholders under applicable law, (B) the Company Board determines in good faith that such Acquisition Proposal, if accepted, is reasonably likely to be consummated taking into account all legal, financial, regulatory, and other aspects of the proposal and the person making the proposal, and believes in good faith, after consolation with CRI, its financial advisor, that such Acquisition Proposal would, if consummated, result in a transaction more favorable to the Company's stockholders from a financial point of view than the Offer and the Merger (any such more favorable Acquisition Proposal being referred to herein as a "Superior Proposal"), and (C) prior to taking such action, the Company (x) provides reasonable notice to Parent to the effect that it is taking such action and (y) receives from such person making the Acquisition Proposal an executed confidentiality/standstill agreement in reasonably customary form and in any event containing terms at least as stringent as those contained in the Confidentiality Agreement between Parent and the Company described below.

     "Acquisition Proposal" means an inquiry, offer, or proposal regarding any of the following (other than the transactions contemplated by the Merger Agreement) involving the Company or any of its subsidiaries: (i) any merger, consolidation, share exchange, recapitalization, business combination, or other similar transaction; (ii) any sale, lease, exchange, mortgage, pledge, transfer, or other disposition of all or substantially all the assets of the Company and its subsidiaries, taken as a whole, in a single transaction or series of related transactions; (iii) any tender offer or exchange offer for 20% or more of the outstanding Shares or the filing of a registration statement under the Securities Act of 1933, as amended (the "Securities Act") in connection therewith; or (iv) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

     Prior to providing any information to or entering into discussions or negotiations with any person in connection with an Acquisition Proposal by such person, the Company shall notify Parent of any Acquisition Proposal (including the material terms and conditions thereof and the identity of the person making
it) as promptly as practicable (but in no case later than 24 hours) after its receipt thereof, and shall provide Parent with a copy of any written Acquisition Proposal or amendments or supplements thereto, and shall thereafter inform Parent on a prompt basis of the status of any discussions or negotiations with such third party, and any material changes to the terms and conditions of such Acquisition Proposal, and shall promptly give Parent a copy of any information delivered to such person which has not previously been reviewed by Parent. The Merger Agreement provides that immediately after the execution and delivery thereof, the Company will, and will cause its subsidiaries and affiliates, and their respective officers, directors, employees, investment bankers, attorneys, accountants, and other agents and representatives to, cease and terminate any existing activities, discussions, or negotiations with any parties conducted prior to the date of the Merger Agreement in respect of any possible Acquisition Proposal and shall notify each party that it, or any officer, director, investment advisor, financial advisor, attorney, or other agent or representative retained by it, has had discussions with during the 30 days prior to the date of the Merger Agreement that the Company Board no longer seeks the making of any Acquisition Proposal.

     In addition, the Company has agreed that the Company Board will not withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent, its approval or recommendation of the Merger Agreement, the Offer, or the Merger unless the Company Board after consultation with independent legal counsel, determines in good faith that such action is necessary for the Company Board to comply with its fiduciary duties to the Company's stockholders under applicable law; provided, however, that the Company Board may not approve or recommend (and in connection therewith, withdraw or modify its approval or recommendation of the Merger Agreement, the Offer, or the Merger) an Acquisition Proposal unless such an Acquisition Proposal is a Superior Proposal (and the Company shall have first complied with its obligations described below in clause
(iv)(a) under "Termination") and unless it shall have first consulted with independent legal counsel, and have determined that such action is necessary for the Company Board to comply with its fiduciary duties to the Company's stockholders. Notwithstanding the foregoing, the Company shall not be prohibited from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to the Company's stockholders which, in the good faith reasonable judgment of the Company Board, after consultation with independent legal counsel, is required under applicable law; provided, however, that except as otherwise permitted in this paragraph, the Company does not withdraw or modify, or propose to withdraw or modify, its position in respect of the Offer or the Merger, or approve or recommend, or propose to approve or recommend, an Acquisition Proposal.

     Indemnification of Directors, Officers and Employees. From and after the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to the fullest extent permitted by applicable law, indemnify, defend, and hold harmless each person who at or prior to the date of the Merger Agreement or the Effective Time, is or was a director, officer, or employee of the Company or any subsidiary thereof against all losses, expenses (including, reasonable attorneys' fees and expenses), claims, damages, or liabilities or, subject to certain restrictions, amounts paid in settlement, arising out of actions or omissions occurring at or prior to the Effective Time and whether asserted or claimed prior to, at, or after the Effective Time that are in whole or in part (i) based on, or arising out of the fact that such person is or was a director, officer, or employee of the Company or such subsidiary thereof or (ii) based on, arising out of, or pertaining to the transactions contemplated by the Merger Agreement. In addition, Parent and the Purchase have agreed that, to the fullest extent permitted by law, from and after the Effective Time, all rights to indemnification in favor of the employees, agents, directors, or officers of the Company and its subsidiaries in respect of their activities as such prior to the Effective Time, as provided in the Company's Certificate of Incorporation or Bylaws, in effect on the date thereof or otherwise in effect on the date of the Merger Agreement, shall survive the Merger and shall continue in full force and effect for a period of not less than six years from the Effective Time.

     Shareholder Litigation. The Merger Agreement provides that in connection with any litigation which may be brought against the Company or its directors relating to the transactions contemplated thereby, the Company will keep Parent, and any counsel which Parent may retain at its own expense, informed of the course of such litigation, to the extent Parent is not otherwise a party thereto. The Company has also agreed that it will consult with Parent prior to entering into any settlement or compromise of any such shareholder litigation and will not enter into any such settlement or compromise without Parent's prior written consent, which consent shall not be unreasonably withheld.

     Conditions to the Merger. The Merger Agreement provides that the respective obligations of each party to effect the Merger shall be subject to the satisfaction, at or prior to the Effective Time, of the following conditions, any or all of which may be waived in whole or in part by the party benefited thereby, to the extent permitted by applicable law: (i) the Merger Agreement shall have been approved and adopted by the requisite vote of the Company's stockholders if required by applicable law; (ii) any waiting period applicable to the Merger under the HSR Act and the German Cartel Act shall have expired or early termination thereof shall have been granted without limitation, restriction or condition; (iii) there shall not be in effect any law of any governmental entity of competent jurisdiction, restraining, enjoining, or otherwise preventing consummation of the Transactions or permitting such consummation only subject to any condition or restriction that has or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company (or an effect on Parent and its subsidiaries that, were such effect applied to the Company and its subsidiaries, has or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company) and no governmental entity shall have instituted any proceeding which continues to be pending seeking any such law; and (iv) Parent, the Purchaser or their affiliates shall have purchased Shares pursuant to the Offer.

     Termination. The Merger Agreement provides that it may be terminated and the Merger abandoned at any time prior to the Effective Time, whether before or after approval of matters presented in connection with the Merger by the stockholders of the Company: (i) by mutual written consent of Parent and the Company; provided, however, that if Parent shall then have a majority of the directors on the Company Board, such consent of the Company may only be given if approved by the Continuing Directors; (ii) by either of Parent or the Company if
(a) a statute, rule, or executive order shall have been enacted, entered, or promulgated prohibiting the Transactions on the terms contemplated by the Merger Agreement, or (b) any governmental entity shall have issued an order, decree, or ruling or taken any other action (which order, decree, ruling, or other action the parties hereto shall use their reasonable efforts to lift), in each case permanently restraining, enjoining, or otherwise prohibiting the Transactions and such order, decree, ruling, or other action shall have become final and non-appealable; (iii) by either of Parent or the Company if the Offer has not been consummated by October 31, 1999 (except the Purchaser may extend the expiration date of the Offer through December 31, 1999 as required to comply with any rule, regulation, or interpretation of the Commission) or the Effective Time shall not have occurred on or before October 31, 1999; provided, however, that the party seeking to terminate the Merger Agreement as described in this clause (iii) shall not have breached in any material respect its obligations under the Merger Agreement in any manner that shall have proximately contributed to the failure to consummate the Merger on or before such date; (iv) by the Company (a) if (1) the Company is not in breach of the provisions described under "Acquisition Proposals" above, (2) the Merger shall not have been approved by a majority of the Company's stockholders, (3) the Company Board authorizes the Company, subject to complying with the terms of the Merger Agreement, to enter into a binding written agreement concerning a transaction that constitutes a Superior Proposal and the Company notifies Parent in writing that it intends to enter into such an agreement, attaching the most current version of such agreement to such notice, (4) during the five-day period after the Company's notice, the Company shall have negotiated with, and shall have caused its respective financial and legal advisors to negotiate with, Parent to attempt to make such commercially reasonable adjustments in the terms and conditions of this Agreement as would enable the Company to proceed with the transactions contemplated hereby, (5) the Company Board shall have concluded, after considering the results of such negotiations, that any Superior Proposal giving rise to the Company's notice continues to be a Superior Proposal and (6) the Company contemporaneously with such termination, pays to Parent in immediately available funds the fees described below under "Termination Fees"; provided, however, that the Company (x) will not enter into a binding agreement referred to in clause (3) above until at least the sixth business day after it has provided the notice to Parent required thereby and (y) will notify Parent promptly if its intention to enter into a written agreement referred to in its notification shall change at any time after giving such notification; (b) if Parent or the Purchaser shall have terminated the Offer or the Offer expires without the Purchaser purchasing any Shares pursuant thereto; provided, however, that the Company may not terminate the Merger Agreement as described in this clause (b) if the Company is in material breach of the Merger Agreement; (c) if Parent, the Purchaser, or any of their affiliates shall have failed to commence the Offer on or prior to five business days following the date of the initial public announcement of the Offer; provided, however, that the Company may not terminate the Merger Agreement as described in this clause (c) if the Company is in material breach of the Merger Agreement; or (d) if there is a material breach by Parent or the Purchaser of any of their representations, warranties, covenants, or agreements contained in the Merger Agreement; or (v) by Parent or the Purchaser (a) if prior to the purchase of the Shares pursuant to the Offer,
(1) the Company Board shall have withdrawn, modified, or changed in a manner adverse to Parent or the Purchaser its approval or recommendation of the Offer, the Merger Agreement, or the Merger or shall have recommended or approved an Acquisition Proposal, or (2) the Company shall have materially breached any of the provisions described under "Acquisition Proposals" above; (b) if Parent or the Purchaser shall have terminated the Offer without Parent or the Purchaser purchasing any Shares thereunder in accordance with the provisions described in
Section 14; provided, however, that Parent or the Purchaser may not terminate the Merger Agreement pursuant to this clause (b) if Parent or the

Purchaser is in material breach of the Merger Agreement; (c) if the Company receives an Acquisition Proposal from any person (other than Parent or Merger
Sub), and the Company Board takes a neutral position or makes no recommendation in respect of such Acquisition Proposal after a reasonable amount of time (and in no event more than five business days following such receipt) has elapsed for the Company Board to review and make a recommendation in respect of such Acquisition Proposal; (d) if there is a breach by the Company of any of its representations, warranties, covenants, or agreements contained in the Merger Agreement which breach is not curable or, if curable, is not cured within ten calendar days after written notice of such breach is given by Parent to the Company and which is reasonably likely to have a Material Adverse Effect on the Company; or (e) if the audited financial statements of the Company for the fiscal year ended March 31, 1999 shall differ materially from the unaudited financial statements delivered to Parent simultaneously with the execution of the Merger Agreement.

     Termination Fee. If (x) Parent or the Purchaser terminates the Merger Agreement as described in clauses (v)(a) or (v)(c) under "Termination" above or
(y) the Company terminates the Merger Agreement as described in clause (iv)(a) under "Termination" above, then in each case, the Company shall pay, or cause to be paid to Parent, or the Purchaser, at the time of termination, an amount equal to $2,000,000 (the "Termination Fee") plus an amount equal to Parent's and the Purchaser's actual and reasonably documented out-of-pocket expenses incurred by Parent or the Purchaser in connection with the Offer, the Merger, the Merger Agreement, and the consummation of the Transactions, up to an aggregate of $500,000 (the "Expenses"). In addition, if the Merger Agreement is terminated by Parent or the Purchaser as described in clauses (v)(b), (v)(d) (other than by reason of a breach of the provisions described under "Acquisition Proposals" above), or (v)(e) under "Termination" above, or, prior to consummation of the Offer, by reason of a breach of the conditions described in paragraph (c) in
Section 14 below, or by the Company as described in clause (iv)(b) under "Termination" above and at the time of such termination, neither Parent nor the Purchaser is in material breach of the Merger Agreement, then the Company shall pay to Parent, at the time of termination, the Expenses, and, if the Company shall thereafter, within 12 months after such termination, announce its intention to enter into an agreement in respect of an Acquisition Proposal and the Company subsequently consummates the transaction(s) contemplated by such agreement, then the Company shall pay the Termination Fee concurrently with such consummation.

     Amendment. The Merger Agreement may be amended by action taken by the Company, Parent and the Purchaser at any time before or after approval of the Merger by the stockholders of the Company, but after any such approval, no amendment shall be made which requires the approval of such stockholders under applicable law without such approval.

  STOCKHOLDERS AGREEMENT

     The following is a summary of certain provisions of the Stockholders Agreement. This summary is qualified in its entirety by reference to the Stockholders Agreement, which is incorporated herein by reference and a copy of which has been filed with the Commission as an exhibit to the Schedule 14D-1. The Stockholders Agreement may be examined and copies may be obtained at the places and in the manner set forth in Section 8 of this Offer to Purchase.

     Voting. Pursuant to the Stockholders Agreement, the Selling Stockholders have agreed to vote all Shares that such Selling Stockholder is entitled to vote at the time of any vote to approve and adopt the Merger Agreement, the Merger, and all agreements related to the Merger and any actions related thereto at any meeting of the stockholders of the Company, and at any adjournment thereof, at which such Merger Agreement and other related agreements (or any amended version thereof), or such other actions, are submitted for the consideration and vote of the stockholders of the Company. Each Selling Stockholder has also agreed that it will not vote any Shares in favor of the approval of any (i) Acquisition Proposal or (ii) reorganization, recapitalization, liquidation, or winding up of the Company or any other extraordinary transaction involving the Company.

     Grant of Proxy. Pursuant to the Stockholders Agreement, each Selling Stockholder has granted an irrevocable proxy appointing the Purchaser as such Selling Stockholder's attorney-in-fact and proxy, with full power of substitution, for and in such Selling Stockholder's name, to vote, express, consent, or dissent or otherwise to utilize such voting power in the manner described in the foregoing paragraph as the Purchaser or its proxy or substitute shall, in the Purchaser's sole discretion, deem proper in respect of the Shares; provided, however, that such proxy shall be revoked upon termination of the Stockholders Agreement in accordance with its terms. Each Selling Stockholder has also agreed to use its best effort to cause any record owner of Shares to grant to the Purchaser a proxy to the same effect as described above.

     Tender of Shares. Pursuant to the Stockholders Agreement, each Selling Stockholder has agreed to tender, upon the request of the Purchaser (and agrees that it will not withdraw), pursuant to and in accordance with the terms of the Offer, all Shares beneficially owned by such Selling Stockholder. In furtherance of the above agreement, each Selling Stockholder shall, within five business days after the commencement of the Offer, deliver to the Depositary (i) a Letter of Transmittal in respect of the Shares complying with the terms of the Offer,
(ii) certificates representing the Shares tendered by such Selling Stockholder, and (iii) all other documents or instruments required to be delivered pursuant to the terms of the Offer.

     Other Agreements. Each Selling Stockholder has also agreed that:

          (a) Except pursuant to the terms of the Stockholders Agreement, such Selling Stockholder shall not, without the prior written consent of the Purchaser, directly or indirectly, (i) grant any proxies or enter into any voting trust or other agreement or arrangement in respect of the voting of any Shares in respect of the matters described in the second paragraph under this description of the Stockholders Agreement or (ii) acquire, sell, assign, transfer, encumber, or otherwise dispose of, or enter into any contract, option, or other arrangement or understanding in respect of the direct or indirect acquisition or sale, assignment, transfer, encumbrance, or other disposition of, any Shares during the term of the Stockholders Agreement. In addition, each Selling Stockholder has agreed not to seek or solicit any such acquisition or sale, assignment, transfer, encumbrance, or other disposition or any such contract, option, or other arrangement or understanding and to notify the Purchaser promptly, and to provide all details requested by the Purchaser, if such Selling Stockholder shall be approached or solicited, directly or indirectly, by any person in respect of any of the foregoing.

          (b) Such Selling Stockholder shall not, and will use such Selling Stockholder's reasonable best efforts to cause his or its agents not to, directly or indirectly, (i) take any action to solicit or initiate any Acquisition Proposal or (ii) engage in negotiations with, or disclose any nonpublic information relating to the Company or any of its subsidiaries or afford access to the properties, books, or records of the Company or any of its subsidiaries to, any person that may be considering making, or has made, an Acquisition Proposal or has agreed to endorse an Acquisition Proposal. Each Selling Stockholder has agreed that it will promptly notify Buyer after receipt of an Acquisition Proposal or any indication that any person is considering making an Acquisition Proposal or any request for nonpublic information relating to the Company or any of its subsidiaries or for access to the properties, books, or records of the Company or any of its subsidiaries by any person that may be considering making, or has made, an Acquisition Proposal and will keep the Purchaser fully informed of the status and details of any such Acquisition Proposal, indication, or request. The Stockholders Agreement provides that the provisions described in this paragraph shall not impose any additional limitations upon the ability of a Selling Stockholder to exercise his fiduciary duties as a director of the Company provided that such Selling Stockholder acts in accordance with provisions described under "Acquisition Proposals" above in respect of the Merger Agreement.

          (c) Such Selling Stockholder will not exercise any rights (including, without limitation, under Section 262 of the DGCL) to demand appraisal of any Shares which may arise in respect of the Merger.

     The term of the Stockholders Agreement commenced on May 3, 1999 and will end on the earlier of (i) the Effective Time, (ii) the date that is 120 days after the termination of the Merger Agreement in accordance with the provisions described in clauses (iv)(a), (v)(a), or (v)(c) under "Termination" in the description of the Merger Agreement above and payment in full of all amounts (if any) payable to Parent or the Purchaser pursuant to the provisions described under "Termination Fee" in the description of the Merger Agreement above, and (iii) the date of the termination of the Merger Agreement for any other reason.

  CONFIDENTIALITY AGREEMENT

     The following is a summary of certain provisions of the Confidentiality Agreement, dated as of March 2, 1999 between Parent and the Company (the "Confidentiality Agreement"). This summary is qualified in its entirety by reference to the Confidentiality Agreement, which is incorporated herein by reference and a copy of which has been filed with the Commission as an exhibit to the Schedule 14D-1. The Confidentiality Agreement may be examined and copies may be obtained at the places and in the manner set forth in Section 8 of this Offer to Purchase.

     The Confidentiality Agreement contains customary provisions pursuant to which, among other matters, each of Parent and the Company agreed to keep confidential, for a period of three years from the effective date of the Confidentiality Agreement, all information furnished to it by the other party (from and after February 17, 1999) and deemed proprietary by the disclosing party (the "Confidential Information"), subject to certain exceptions, and to use the Confidential Information solely for the purpose of evaluating a possible transaction involving the Company and Parent. Pursuant to the Confidentiality Agreement, each of Parent and Company agreed to use the same degree of care to avoid disclosure or use of the Confidential Information as such party employs with respect to its own proprietary information of like importance. Parent and the Company further agreed that, for a period ending January 15, 2000, or a date six months after either party notifies the other in writing that negotiations regarding the possible transactions have concluded, whichever date comes sooner, neither party shall, directly or indirectly, solicit or encourage any employee of the other party to leave the employ of the other party for the benefit of the first party; provided that such restriction shall not apply to general solicitations conducted through general circulation newspapers, the trade press or the Internet.

  OTHER MATTERS

     Delaware Law. Under the DGCL, the affirmative vote of holders of a majority of the outstanding Shares entitled to vote, including any Shares owned by the Purchaser, would be required to approve and adopt the Merger. If the Purchaser acquires, through the Offer or otherwise, voting power with respect to at least a majority of the outstanding Shares, which would be the case if the Minimum Condition were satisfied, it would have sufficient voting power to effect the Merger without the vote of any other stockholder of the Company.

     Appraisal Rights. No appraisal rights are available to holders of Shares in connection with the Offer. However, if the Merger is consummated, holders of Shares will have certain rights under Section 262 of the DGCL to dissent and demand appraisal of, and payment in cash for the fair value of, their Shares. Such rights, if the statutory procedures are complied with, could lead to a judicial determination of the fair value (excluding any element of value arising from accomplishment or expectation of the Merger) required to be paid in cash to such dissenting holders for their Shares. Any such judicial determination of the fair value of Shares could be based upon consideration other than or in addition to the Offer Price and the market value of the Shares, including asset values and the investment value of the Shares. The value so determined could be more or less than the Offer Price or the Merger Consideration.

     If any holder of Shares who demands appraisal under Section 262 of the DGCL fails to perfect, or effectively withdraws or loses his right to appraisal, as provided in the DGCL, the Shares of such holder will be converted into the Merger Consideration in accordance with the Merger Agreement. A stockholder may withdraw his demand for appraisal by delivery to Parent of a written withdrawal of his demand for appraisal and acceptance of the Merger.

     Failure to follow the steps required by Section 262 of the DGCL for perfecting appraisal rights may result in the loss of such rights.

     Going Private Transactions. The Commission has adopted Rule 13e-3 under the Exchange Act which is applicable to certain "going private" transactions and which may under certain circumstances be applicable to the Merger or another business combination following the purchase of Shares pursuant to the Offer in which the Purchaser seeks to acquire the remaining Shares not held by it. Rule 13e-3 requires, among other things, that certain financial information concerning the Company and certain information relating to the fairness of the proposed transaction and the consideration offered to minority stockholders in such transaction, be filed with the Commission and disclosed to stockholders prior to consummation of the transaction. The Purchaser believes, however, that Rule 13e-3 will not be applicable to the Merger because it is anticipated that the Merger will be effected within one year following consummation of the Offer.

     Acquisition and Disposition of Shares. The Purchaser or an affiliate of the Purchaser may, following the consummation or termination of the Offer, seek to acquire additional Shares through open market purchases, privately negotiated transactions, a tender offer or exchange offer or otherwise, upon such terms and at such prices as it shall determine, which may be more or less than the price to be paid pursuant to the Offer. The Purchaser and its affiliates also reserve the right to dispose of any or all Shares acquired by them, subject to the terms of the Merger Agreement.

13. DIVIDENDS AND DISTRIBUTIONS

     If, on or after the date of the Merger Agreement, the Company should (i) split, combine or reclassify the outstanding Shares, (ii) redeem, purchase or otherwise acquire any of its capital stock or (iii) issue or sell any additional shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock of any class of the Company, other than issuances pursuant to the exercise of Company Stock Options and Company Warrants outstanding on the date of the Merger Agreement, then, without prejudice to the Purchaser's rights under Sections 1 and 14, the Purchaser, in its sole discretion, may make such adjustments as it deems appropriate in the Offer Price and other terms of the Offer, including, without limitation, the number or type of securities offered to be purchased.

     If, on or after the date of the Merger Agreement, the Company should declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to the Shares, or issue with respect to the Shares any additional Shares, shares of any other class of capital stock, other voting securities or any securities convertible into, or rights, options or warrants, conditional or otherwise, to acquire, any of the foregoing, payable or distributable to stockholders of record on a date prior to the transfer of the Shares purchased pursuant to the Offer to the Purchaser or its nominee or transferee on the Company's stock transfer records, then, without prejudice to the Purchaser's rights under Sections 1 and 14, (i) the Offer Price may, in the sole discretion of the Purchaser, be reduced by the amount of any such cash dividend or cash distribution and (ii) the whole of any such noncash dividend, distribution or issuance to be received by the tendering stockholders will (a) be received and held by the tendering stockholders for the account of the Purchaser and will be required to be promptly remitted and transferred by each tendering stockholder to the Depositary for the account of the Purchaser, accompanied by appropriate documentation of transfer, or (b) at the direction of the Purchaser, be exercised for the benefit of the Purchaser, in which case the proceeds of such exercise will promptly be remitted to the Purchaser. Pending such remittance and subject to applicable law, the Purchaser will be entitled to all rights and privileges as owner of any such dividend, distribution or right and may withhold the entire purchase price for Shares tendered in the Offer or deduct from the purchase price the amount or value thereof, as determined by the Purchaser in its sole discretion.

     Pursuant to the Merger Agreement, the Company is prohibited from taking any of the actions described in the two preceding paragraphs and nothing herein shall constitute a waiver by the Purchaser or Parent of any of its rights under the Merger Agreement or a limitation of the remedies available to the Purchaser or Parent for any breach of the Merger Agreement, including termination thereof.

14. CONDITIONS TO THE OFFER

     Notwithstanding any other provision of the Offer, the Purchaser will not be required to accept for payment or, subject to any applicable rules and regulations of the Commission, including Rule 14e-1(c) under the Exchange Act (relating to the Purchaser's obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for, and may delay the acceptance for payment of or, subject to the restriction referred to above, the payment for, any tendered Shares, and, subject to the provisions of the Merger Agreement, may amend the Offer or terminate the Offer and not accept for payment any tendered Shares if (i) the Minimum Condition has not been satisfied,
(ii) any applicable waiting period under the HSR Act or the German Cartel Act has not expired or been terminated prior to the expiration of the Offer, and/or
(iii) at any time on or after the date of the Merger Agreement and prior to the time of acceptance of Shares for payment pursuant to the Offer, any of the following events shall occur:

          (a) there shall be pending any action, suit, or proceeding (i) seeking to prohibit or impose any material limitations on Parent's or the Purchaser's ownership or operation (or that of any of their respective subsidiaries or affiliates) of all or a material portion of their or the Company's businesses or assets, (ii) seeking to compel Parent or the Purchaser or their respective subsidiaries and affiliates to dispose of or hold separate any material portion of the business or assets of the Company or Parent and their respective subsidiaries, in each case taken as a whole,
     (iii) challenging the acquisition by Parent or the Purchaser of any Shares pursuant to the Offer, (iv) seeking to enjoin or prohibit the making or consummation of the Offer, the Merger, or the performance of any of the other Transactions, (v) seeking to impose material limitations on the ability of the Purchaser, or rendering the Purchaser unable, to accept for payment, pay for, or purchase some or all of the Shares pursuant to the Offer and the Merger, (vi) seeking to impose material limitations on the ability of the Purchaser or Parent effectively to exercise full rights of ownership of the Shares, including, without limitation, the right to vote the Shares purchased by it on all matters properly presented to the Company's stockholders, or (vii) which otherwise is reasonably likely to have a Material Adverse Effect on the Company or, as a result of the Transactions, Parent, and its subsidiaries; or

          (b) there shall be any law, judgment, order, or injunction enacted, entered, enforced, promulgated or deemed applicable to the Offer or the Merger, or any other action shall be taken by any governmental entity, other than the application to the Offer or the Merger of applicable waiting periods under the HSR Act or the German Cartel Act, that is reasonably likely to result, directly or indirectly, in any of the consequences referred to in clauses (i) through (vii) of paragraph (a) above; or

          (c) the representations and warranties of the Company set forth in the Merger Agreement shall not be true and accurate as of the date of consummation of the Offer as though made on or as of such date (except for those representations and warranties that address matters only as of a particular date or only in respect of a specific time which need only be true and accurate as of such date or in respect of such period) or the Company shall have breached or failed to perform or comply with any obligation, agreement, or covenant required by the Merger Agreement to be performed or complied with by it except, in each case where the failure of such representations and warranties to be true and accurate (without giving effect to any limitation as to "materiality" or "material adverse effect" set forth therein), or the failure to perform or comply with such obligations, agreements, or covenants, do not, individually or in the aggregate, have a Material Adverse Effect on the Company or a materially adverse effect on the ability to consummate the Offer or the Merger; or

          (d) the Company shall not have delivered to Parent and the Purchaser fully executed copies of each consent or other agreement required pursuant to the Merger Agreement with respect to the Company Warrants; or

          (e) there shall have occurred any events or changes which have had or which are reasonably likely to have or constitute, individually or in the aggregate, a Material Adverse Effect on the Company; or

          (f) the Company Board (i) shall have withdrawn, modified, or changed in a manner adverse to Parent or the Purchaser (including, by amendment of the Schedule 14D-9) its recommendation of the

     Offer, the Merger Agreement, or the Merger, (ii) shall have recommended an Acquisition Proposal, (iii) shall have adopted any resolution to effect any of the foregoing, or (iv) upon request of the Purchaser, shall fail to reaffirm its approval or recommendation of the Offer, the Merger Agreement, or the Merger; or

          (g) the Merger Agreement shall have been terminated in accordance with its terms; or

          (h) the Company shall not have acquired all of the outstanding capital stock of the German Subsidiary pursuant to Subsidiary Stock Purchase Agreement or shall not otherwise be the sole holder of all of the outstanding capital stock of the German Subsidiary.

     The foregoing conditions are for the sole benefit of Parent and the Purchaser and may be waived by Parent or the Purchaser, in whole or in part, at any time and from time to time, in the sole discretion of Parent or the Purchaser. The failure by Parent or the Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

15. CERTAIN LEGAL MATTERS

     Except as described in this Section 15, based on a review of publicly available filings by the Company with the Commission and other publicly available information concerning the Company, but without any independent investigation thereof, neither Parent nor the Purchaser is aware of any regulatory license or permit that appears to be material to the business of the Company and its subsidiaries, taken as a whole, that might be adversely affected by the acquisition of Shares by the Purchaser pursuant to the Offer or, except as set forth below, of any approval or other action by any governmental, administrative or regulatory agency or authority, domestic or foreign, that would be required prior to the acquisition of Shares by the Purchaser pursuant to the Offer. Should any such approval or other action be required, the Purchaser currently contemplates that it will be sought. Although the Purchaser does not currently intend to delay the acceptance for payment of Shares tendered pursuant to the Offer pending the outcome of such matters, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that adverse consequences might not result to the Company's business or that certain parts of the Company's business might not have to be disposed of in the event that such approvals were not obtained or any other actions were not taken. The Purchaser's obligation under the Offer to accept for payment and pay for Shares is subject to certain conditions, including conditions relating to the legal matters discussed in this Section 15. See Section 14.

     United States Antitrust Approvals. The Offer and the Merger are subject to the HSR Act, which provides that certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice (the "Antitrust Division") and the Federal Trade Commission ("FTC") and certain waiting period requirements have been satisfied.

     Under the provisions of the HSR Act applicable to the Offer, the purchase of Shares pursuant to the Offer may not be consummated until the expiration of a 15-calendar day waiting period following the filing by Parent of a Pre-Merger Notification and Report Form with respect to the Offer, unless Parent receives a request for additional information or documentary material from the Antitrust Division or the FTC or unless early termination of the waiting period is granted. If, within such 15-day period, either the Antitrust Division or the FTC requests additional information or material from Parent concerning the Offer, the waiting period will be extended and would expire at 11:59 p.m., New York City time, on the tenth calendar day after the date of substantial compliance by Parent with such request. Only one extension of the waiting period pursuant to a request for additional information is authorized by the HSR Act. Thereafter, such waiting period may be extended only by court order or with the consent of Parent. The Purchaser will not accept for payment Shares tendered pursuant to the Offer unless and until the waiting period requirements imposed by the HSR Act with respect to the Offer have been satisfied. See Section 14.

     The FTC and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions such as the Purchaser's acquisition of Shares pursuant to the Offer and the Merger. At any time before or after the Purchaser's acquisition of Shares, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or the consummation of the Merger or seeking divestiture of Shares acquired by the Purchaser or divestiture of substantial assets of Parent or its subsidiaries. Private parties and state attorneys general may also bring legal action under the antitrust laws under certain circumstances. Based upon an examination of publicly available information relating to the businesses in which Parent and the Company are engaged, Parent and the Purchaser believe that the acquisition of Shares by the Purchaser will not violate the antitrust laws. Nevertheless, there can be no assurance that a challenge to the Offer or other acquisition of Shares by the Purchaser on antitrust grounds will not be made or, if such a challenge is made, of the result. See Section 14 for certain conditions to the Offer, including conditions with respect to certain governmental actions.

     Federal Republic of Germany. The German Cartel Act provides for notice of certain intended transactions considered to be combinations to be filed with the German Federal Cartel Office (the "Cartel Office"). Pursuant to the German Cartel Act, the Cartel Office may issue a prohibition order with respect to any combination of the Company's business operations in the Federal Republic of Germany with those of the Purchaser or any of its affiliates, if the Cartel Office determines that a market dominating position in the Federal Republic of Germany would be created or strengthened as a result of such a combination, unless the enterprises involved prove that improvements in the competitive situation resulting from the combination would outweigh the disadvantages of market domination. The Cartel Office could also, in lieu of issuing a prohibition order allow the transaction subject to conditions and obligations designed to eliminate or restrict any anticompetitive effects in the Federal Republic resulting from the combination.

     The Purchaser presently intends to cause a notice to be filed with the Cartel Office and to obtain clearance of the combination by the Cartel Office prior to consummation of the Offer. There can be no assurance that a challenge to the Offer by the Cartel Office will not be made, or, if such challenge is made, of the result. See Section 14 for certain conditions to the Offer, including conditions with respect to certain governmental actions.

     State Takeover Laws. A number of states throughout the United States have enacted takeover statutes that purport, in varying degrees, to be applicable to attempts to acquire securities of corporations that are incorporated or have assets, stockholders, executive offices or places of business in such states. In Edgar v. MITE Corp., the Supreme Court of the United States held that the Illinois Business Takeover Act, which involved state securities laws that made the takeover of certain corporations more difficult, imposed a substantial burden on interstate commerce and therefore was unconstitutional. In CTS Corp.
v. Dynamics Corp. of America, however, the Supreme Court of the United States held that a state may, as a matter of corporate law and, in particular, those laws concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without prior approval of the remaining stockholders, provided that such laws were applicable only under certain conditions.

     Section 203 of the DGCL limits the ability of a Delaware corporation to engage in business combinations with "interested stockholders" (defined as any beneficial owner of 15% or more of the outstanding voting stock of the corporation) unless, among other things, the corporation's board of directors has given its prior approval to either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder." The Company Board's unanimous approval of the Merger Agreement, the Offer and the Merger constitutes an approval thereof for purposes of Section 203 of the DGCL.

     Based on information supplied by the Company and the Company's representations in the Merger Agreement, the Purchaser does not believe that any state takeover statutes apply to the Offer or the Merger. Neither the Purchaser nor Parent has currently complied with any state takeover statute or regulation. The Purchaser reserves the right to challenge the applicability or validity of any state law purportedly applicable to the Offer or the Merger and nothing in this Offer to Purchase or any action taken in connection with the Offer or the Merger is intended as a waiver of such right. If it is asserted that any state takeover statute is applicable to the Offer or the Merger and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, the Purchaser might be required to file certain information with, or to receive approvals from, the relevant state authorities, and the Purchaser might be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or be delayed in consummating the Offer or the Merger. In such case, the Purchaser may not be obligated to accept for payment or pay for any Shares tendered pursuant to the Offer.

16. FEES AND EXPENSES

     The Purchaser has retained Georgeson & Company Inc. to act as the Information Agent and ChaseMellon Shareholder Services, L.L.C. to act as the Depositary in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telex, telegraph and personal interview and may request brokers, dealers, commercial banks, trust companies and other nominees to forward the Offer materials to beneficial owners. The Information Agent and the Depositary each will receive reasonable and customary compensation for their services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities under the federal securities laws. Neither Parent nor the Purchaser will pay any fees or commissions to any broker or dealer or other person (other than the Information Agent) for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies will be reimbursed by the Purchaser for reasonable expenses incurred by them in forwarding material to their customers.

17. MISCELLANEOUS

     The Purchaser is not aware of any jurisdiction in which the making of the Offer is not in compliance with applicable law. If the Purchaser becomes aware of any jurisdiction in which the making of the Offer would not be in compliance with applicable law, the Purchaser will make a good faith effort to comply with any such law. If, after such good faith effort, the Purchaser cannot comply with any such law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares residing in such jurisdiction.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF THE PURCHASER OR PARENT NOT CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

     The Purchaser has filed with the Commission the Schedule 14D-1 pursuant to Rule 14d-3 under the Exchange Act, furnishing certain additional information with respect to the Offer, and may file amendments thereto. The Schedule 14D-1 and any amendments thereto, including exhibits, may be inspected and copies may be obtained at the same places and in the same manner as set forth in Section 8 (except that they will not be available at the regional offices of the Commission).

                                            SENSOR ACQUISITION CORPORATION

                                            TEXAS INSTRUMENTS INCORPORATED

May 7, 1999

                                   SCHEDULE I

                 INFORMATION CONCERNING DIRECTORS AND EXECUTIVE
                      OFFICERS OF PARENT AND THE PURCHASER

     1. DIRECTORS AND EXECUTIVE OFFICERS OF PARENT. The following table sets forth the name and present principal occupation or employment, and material occupations, positions, offices or employments for the past five years of each director and executive officer of Parent. The business address of each such person is c/o Parent, 8505 Forest Lane, P.O. Box 660199, Dallas, Texas 75266-0199. All directors and officers listed below are citizens of the United States.

JAMES R. ADAMS, 59                                                      Director

Chairman of the Board of Parent from June 1996 to April 1998. Group President, SBC Communications Inc. from 1992 until retirement in 1995; President and Chief Executive Officer of Southwestern Bell Telephone Company, 1988-92.

DAVID L. BOREN, 57                                                      Director

President of the University of Oklahoma since 1994. U.S. Senator, 1979-1994; Governor of Oklahoma, 1975-1979; Director, AMR Corporation, Phillips Petroleum Company, Torchmark Corporation and Wadell & Reed, Inc.; Chairman, Oklahoma Foundation for Excellence.

JAMES B. BUSEY IV, 66                                                   Director

Retired from U.S. Navy as Admiral in 1989. President and Chief Executive Officer, Armed Forces Communications and Electronics Association, 1992-96; Deputy Secretary, Department of Transportation, 1991-92; Administrator, Federal Aviation Administration, 1989-91. Director, Curtiss-Wright Corporation and S.T. Research Corporation; Trustee and Vice-Chairman, MITRE Corporation.

DANIEL A. CARP, 50                                                      Director

President and Chief Operating Officer of Eastman Kodak Company since January 1997; also, Director since December 1997. Executive Vice President and Assistant Chief Operating Officer of Eastman Kodak, 1995-1997; General Manager, European Region, 1991-1995.

THOMAS J. ENGIBOUS, 46               Chairman of the Board, Director, President,
                                                     and Chief Executive Officer

President and Chief Executive Officer of Parent since June 1996; also, Chairman since April 1998. Joined the Company in 1976; elected Executive Vice President in 1993. Director, Catalyst, J.C. Penney Company, Inc.; Member, The Business Council and The Business Roundtable; Trustee, Southern Methodist University.

GERALD W. FRONTERHOUSE, 62                                              Director

Investments. Former Chief Executive Officer (1985-88) of First RepublicBank Corporation. President and Director, Hoblitzelle Foundation.

DAVID R. GOODE, 58                                                      Director

Chairman of the Board and Chief Executive Officer of Norfolk Southern Corporation since 1992; also, President since 1991. Director, Aeroquip-Vichers, Inc. and Georgia-Pacific Corporation; Member, The Business Council and The Business Roundtable; Trustee, Hollins College.

WAYNE R. SANDERS; 51                                                    Director

Chairman of the Board of Kimberly-Clark Corporation since 1992; also Chief Executive Officer since 1991. Director, Adolph Coors Company, Coors Brewing Company and Chase Bank of Texas, N.A.; Trustee, Marquette University.

GLORIA M. SHATTO, 67                                                    Director

President Emerita of Berry College. President of Berry College from 1980 to June 1988. Director, Becton Dickinson and Company, Georgia Power Company and The Southern Company; Trustee, Rice University.

CLAYTON K. YEUTTER, 68                                                  Director

Of counsel, Hogan & Hartson. Counselor to President Bush for domestic policy during 1992; Chairman, Republican National Committee, 1991-92; Secretary, Department of Agriculture, 1989-91; U.S. Trade Representative, 1985-89. Director, Allied Zurich, P.L.C., Caterpillar Inc., ConAgra, Inc., FMC Corporation and Oppenheimer Funds.

RICHARD J. AGNICH, 55                           Senior Vice President, Secretary
                                                             and General Counsel

WILLIAM A. AYLESWORTH, 56                       Senior Vice President, Treasurer
                                                     and Chief Financial Officer

STEPHEN H. LEVEN, 47                                       Senior Vice President

KEH-SHEW LU, 52                                            Senior Vice President

JOHN SCARISBRICK, 46                                       Senior Vice President

RICHARD SCHAAR, 53                                         Senior Vice President
                                                       (President, Educational &
                                                         Productivity Solutions)

M. SAMUEL SELF, 59                          Senior Vice President and Controller
                                                      (Chief Accounting Officer)

ELWIN L. SKILES, JR., 52                                   Senior Vice President

RICHARD K. TEMPLETON, 40                                Executive Vice President
                                                      (President, Semiconductor)

TERESA L. WEST, 38                                         Senior Vice President

DELBERT A. WHITAKER, 55                                    Senior Vice President

THOMAS WROE, 48                                            Senior Vice President
                                               (President, Materials & Controls)

The term of office of the above listed officers is from the date of their election until their successor shall have been elected and qualified, and the most recent date of election of each of them was April 16, 1998. Messrs. Agnich, Aylesworth and Skiles have served as officers of Parent for more than five years. Mr. Templeton has served as an officer of Parent since 1996, and he has been an employee of Parent for more than five years. Ms. West and Messrs. Leven, Lu, Scarisbrick, Schaar, Self, Whitaker and Wroe have served as officers of Parent since March 19, 1998 and have been employees of Parent for more than five years.

     2. DIRECTORS AND EXECUTIVE OFFICERS OF THE PURCHASER. The following table sets forth the name and present principal occupation or employment, and material occupations, positions, offices or employments for the past five years of each director and executive officer of the Purchaser. Each such person is a citizen of the United States of America and the business address of each such person is c/o Parent, 8505 Forest Lane, P.O. Box 660199, Dallas, Texas 75266-0199.

M. SAMUEL SELF, 59                                  Director, Vice President and
                                                             Assistant Secretary

Senior Vice President and Controller (Chief Accounting Officer) of Parent since March 19, 1998. Mr. Self has been employed by Parent for more than five years.

MARTHA N. SULLIVAN, 42                         Director, President and Secretary

Vice President of Parent since March 1998; Global Business Manager for Parent's Materials and Controls group since January 1997. Ms. Sullivan has been employed by Parent for more than five years.

WILLIAM A. AYLESWORTH, 56                 Vice President and Assistant Secretary

Senior Vice President, Treasurer and Chief Financial Officer of Parent. Mr. Aylesworth has been an officer of Parent for more than five years.

     Facsimile copies of the Letter of Transmittal, properly completed and duly executed, will be accepted. The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each stockholder of the Company or his broker, dealer, commercial bank or other nominee to the Depositary at one of its addresses set forth below.

                        The Depositary for the Offer is:

                    CHASEMELLON SHAREHOLDER SERVICES, L.L.C.

                By Mail:                    By Facsimile Transmission:                     By Hand:
ChaseMellon Shareholder Services, L.L.C.          (201) 296-4293           ChaseMellon Shareholder Services, L.L.C.
  Attention: Reorganization Department      (For Eligible Institutions       Attention: Reorganization Department
          Post Office Box 3301                         Only)                       120 Broadway, 13th Floor
   South Hackensack, New Jersey 07606     Confirm Facsimile by Telephone:          New York, New York 10271
                                                  (201) 296-4860                    By Overnight Courier:
                                              (For Confirmation Only)      ChaseMellon Shareholder Services, L.L.C.
                                                                             Attention: Reorganization Department
                                                                                      85 Challenger Road
                                                                                 Mail Drop -- Reorganization
                                                                              Ridgefield Park, New Jersey 07660

     Questions and requests for assistance, or for additional copies of this Offer to Purchase, the Letter of Transmittal, and the Notice of Guaranteed Delivery, may be directed to the Information Agent at its address and telephone numbers set forth below. You may also contact your broker, dealer, commercial bank or trust company or nominee for assistance concerning the Offer.
                             ---------------------

                    The Information Agent for the Offer is:

                                [GEORGESON LOGO]

                               Wall Street Plaza
                            New York, New York 10005

                 Banks and Brokers Call Collect: (212) 440-9800
                         CALL TOLL-FREE: (800) 223-2064